U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SEQUIAM CORPORATION
                              -------------------
             (Exact name of registrant as specified in its charter)

California                            7372 3                     33-0875030
----------                            ------                     ----------
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)


300 Sunport Lane, Orlando, Florida                                  32809
--------------------------------------                              -----
(Address of registrant's principal executive offices)             (Zip Code)

                                  407-541-0773
                                  ------------
              (Registrant's Telephone Number, Including Area Code)

                Nicholas H. VandenBrekel, Chief Executive Officer
                               Sequiam Corporation
                                300 Sunport Lane
                             Orlando, Florida 32809
                             Telephone 407-541-0773
                             Facsimile 407-240-1431

                                    Copy to:
                              Raymond A. Lee, Esq.
                                LEE & GODDARD LLP
                       18500 Von Karman Avenue, Suite 400
                            Irvine, California 92612
                            Telephone (949) 253-0500
                            Facsimile (949) 253-0505
                  --------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
[ ]_________

                                     CALCULATION OF REGISTRATION FEE

======================  =============  ====================  ====================  =================
Title of each class of  Amount to be     Proposed maximum      Proposed maximum        Amount of
securities to be        registered(1)   offering price per    aggregate offering   Registration Fee
registered                                   share(2)              price(3)
----------------------  -------------  --------------------  --------------------  -----------------
Common Stock, $.001         6,600,000  $               0.56  $          3,696,000  $          299.01
par value
======================  =============  ====================  ====================  =================

(1) Includes all the shares of our common stock that we estimate are issuable upon conversion of a $300,000 convertible debenture and the exercise of a related warrant by the selling security holder. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debenture and upon exercise of the warrant.

(2) Estimating solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on April 21, 2003.

(3) Estimating solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on April 21, 2003.

The offering price of $0.56 per share for the selling security holder was estimated for the sole purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                              Sequiam Corporation,
                            a California corporation

                        6,600,000 Shares of Common Stock

This prospectus relates to the sale of a maximum of 6,600,000 shares of common stock of Sequiam Corporation, a California corporation, by La Jolla Cove Investors, Inc., a California corporation (the "selling security holder"). The shares of common stock to be sold by the selling security holder shall be issued and outstanding shares of our common stock, acquired by the selling security holder in a transaction which was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 Act").

Our stock is currently listed on the Over-the-Counter Bulletin Board ("OTC Bulletin Board") maintained by the National Association of Securities Dealers under the symbol "SQUM." The selling security holder may from time to time sell the shares on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which our stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers.

See "Risk Factors" on Pages 2 through 7 for factors to be considered before investing in the shares of our common stock.

The shares have not been registered for sale by the selling security holder under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

We will receive no part of the proceeds of the sale of any of the common stock by the selling security holder. All expenses of registration incurred in connection with this offering will be paid by us, but all selling and other expenses incurred by the selling security holder will be paid by the selling security holder.

The selling security holder and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The  date  of  this  prospectus  is  April  23,  2003,  subject  to  completion.

                                TABLE OF CONTENTS


Cautionary Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Use Of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Determination Of Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Selling Security Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Plan Of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Directors, Executive Officers, Promoters And Control Persons. . . . . . . . . . . . .  13
Security Ownership Of Certain Beneficial Owners And Management. . . . . . . . . . . .  15
Description Of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Interest Of Named Experts And Counsel . . . . . . . . . . . . . . . . . . . . . . . .  17
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities .  17
Organization Within Last Five Years . . . . . . . . . . . . . . . . . . . . . . . . .  17
Description Of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Management's Discussion And Analysis Of Financial Condition And Results Of Operations  25
Description Of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Certain Relationships And Related Transactions. . . . . . . . . . . . . . . . . . . .  29
Market For Common Equity And Related Stockholder Matters. . . . . . . . . . . . . . .  29
Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure.  46
Additional Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Dealer Prospectus Delivery Obligation . . . . . . . . . . . . . . . . . . . . . . . .  47
Indemnification Of Directors And Officers . . . . . . . . . . . . . . . . . . . . . .  47
Other Expenses Of Issuance And Distribution . . . . . . . . . . . . . . . . . . . . .  47
Recent Sales Of Unregistered Securities . . . . . . . . . . . . . . . . . . . . . . .  47
Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Undertakings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                CAUTIONARY NOTICE
                      REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and its exhibits contain certain forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of various risks and uncertainties, including certain factors set forth under the section titled "Risk Factors" and elsewhere in this prospectus. When used in this document, the registration statement of which this prospectus forms a part, and the documents incorporated therein by reference, the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are intended to identify, in certain circumstances, forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed in forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure that such plans, intentions or expectations will be achieved. Actual results may differ materially from the forward-looking statements made in this document. We do not intend to update any forward-looking statements, and we hereby disclaim any obligation to update such forward-looking statements.


                               PROSPECTUS SUMMARY
                               ------------------

The following summary highlights material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Our  Business
-------------

Our principal business address is 300 Sunport Lane, Orlando, Florida 32809. Our telephone number is 407-541-0773.

Prior to our acquisition of Sequiam, Inc., a California corporation, on April 1, 2002, we planned to develop and market computer and Internet consulting and technical assistance and support services and provide access to an international database of computer, software, Internet and related information via a web site on the Internet. We did not generate any revenue from this activity, and we abandoned these plans because we no longer believed we could be profitable in that business.

Since our acquisition of Sequiam, Inc. on April 1, 2002, we have had new management focused on building our software and publishing business. Our business is operated under two distinct companies owned by us: (1) Sequiam Software, Inc. (formerly known as Sequiam, Inc.), and (2) Sequiam Communications, Inc. (formerly known as Brekel Group, Inc.). Currently, our software business is operated by Sequiam Software, Inc. and is focused primarily upon our document management software known as "Sequiam" and our Internet Remote Print (IRP) software. Our publishing business is operated by Sequiam Communications, Inc., which we acquired in July 2002.

Through Sequiam Software, Inc., we are focusing on developing, marketing, and supporting a portfolio of Internet and print enterprise-wide software products that enable users to acquire, manage, personalize, and present information. In addition, we provide application service provider ("ASP") hosting of Internet-enabled solutions, Internet service provider ("ISP"), Internet access and hosting, consulting, application integration, and custom web development and software development services. We perform ASP and ISP hosting using our software and facilities to provide processing, print, mail, archival, and Internet delivery of documents for customers who outsource this activity. In addition, we recently acquired IRP software from W.M.W. Communications, Inc., also known as Access Orlando, and hired key personnel from W.M.W. Communications, Inc., to grow and improve our software development team.

Through Sequiam Communications, Inc., we are focusing our efforts on publishing the World Olympian Magazine and developing and maintaining the web page for the World Olympian Association.

We plan to devote more resources to the marketing, sale and distribution of our products and identifying and acquiring new software technologies related to the higher education and government services industries. We believe that we have the potential to significantly increase our operating revenue by investment in marketing and distribution.

Our  State  of  Organization
----------------------------

We were incorporated in California on September 14, 1999.

Number  of  Shares  Being  Offered
----------------------------------

We are registering the sale of a maximum of 6,600,000 shares of common stock by La Jolla Cove Investors, Inc. (the "selling security holder"). The shares of common stock being sold will be issued to the selling security holder upon conversion of an 8% Convertible Debenture issued to the selling security holder and exercise of the related Warrant to Purchase Common Stock also issued to the selling security holder. The number of shares of stock to be issued to the selling security holder is based upon the market price of our common stock prior to a conversion of the debenture, and therefore we are unable to determine the exact number at this time.

The shares of our common stock being offered by the selling security holder have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration or qualification thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. The following states have adopted an exemption from state registration for any isolated non-issuer transaction, whether or not effected through a broker-dealer: Alabama, Alaska, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Missouri, Montana, Nebraska, California, New Jersey, New Mexico, North Carolina, Oklahoma, Oregon, Rhode Island, South Carolina, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. Therefore, the selling security holder may offer the shares of common stock promptly in those states in reliance upon a state law exemption from state registration or qualification. The State of California provides an exemption from non-issuer transaction qualification requirements for any offer or sale of a security by the owner for his or her account if the sale is not accompanied by the publication of any advertisement and is not effected by or through a broker-dealer in a public offering.

                                  RISK FACTORS
                                  ------------

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves numerous risks. Before making an investment decision, you should carefully consider all the risks described in this Prospectus in addition to the other information contained in this Prospectus. Our business, operating results and financial condition all could be adversely affected by any of the following risks. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operating results and financial condition.

This Prospectus also contains certain forward-looking statements that involve risks and uncertainties. Certain factors, including the risks described below and elsewhere in this Prospectus, could cause the Company's actual results to differ materially from anticipated results reflected in the forward-looking statements. The following factors are not to be considered a definitive list of all risks associated with an investment in our stock.

Limited  Market  for  Our  Stock
--------------------------------

Our common stock is traded on the Over-The Counter Bulletin Board (OTCBB), and consequently, there is a very limited market for our stock, including the common stock being offered by the selling security holder. Less than half of our issued and outstanding common stock may currently be traded without restriction under Rule 144, which may have an impact on the current trading price. The common stock being offered by the selling security holder will, if sold into the marketplace, increase the number of shares of our common stock sold in the marketplace by approximately 18%. We are unable to predict what impact this may have on the price of our stock, and there is no guaranty that the current market price will be able to withstand the increase in volume that may be created by the selling security holder. In addition, 12,183,261 shares of our common stock were issued in a private placement upon acquisition of Sequiam Communications, Inc. in July 2002, and although currently restricted under Rule 144, approximately 6,595,300 shares will likely become "unrestricted" under Rule 144 beginning in July 2003. An additional 630,998 shares will likely become "unrestricted" under Rule 144 beginning in December 2003. This will also increase the volume of shares of our common stock being traded on the OTCBB and may have a negative impact upon the trading price. Additional shares of our common stock could be sold by our affiliates, Nicholas VandenBrekel and Mark Mroczkowski, provided the volume limitations of Rule 144 are met.

Volatile  Market  for  Our  Stock
---------------------------------

The market price of our common stock has been, and may continue to be, extremely volatile. Factors such as the following may significantly affect the market price of our common stock:

     -    actual  or  anticipated  fluctuations  in  our  operating  results.
     - announcements of technological innovations by us or our competitors which may decrease the volume and profitability of sales of our existing products.
     -    new  products  introduced  by  us  or  our  competitors.
     - periods of severe pricing pressures or price erosion resulting from competitive pressures.
     -    developments  with  respect  to  patents  or  proprietary  rights.
     - conditions and trends in the software, web development, web hosting and document management industries.
     - changes in financial estimates by securities analysts relating specifically to us or the industry in general.

In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the stock prices of many high technology companies. These fluctuations are often unrelated to the operating performance of the companies.

Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities. Should any such lawsuits be filed, such matters could result in substantial costs and a diversion of resources and management's attention.

Limited  Operating  History
---------------------------

As a business that is less than three years old, we are subject to all the substantial risks inherent in the operation of a newer business enterprise. Sequiam Software, Inc. has not had significant revenue since its inception. As a result, until our most recent annual report on Form 10-KSB for the period ending December 31, 2002, we were a development stage company. Our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a relatively new business in a highly competitive industry characterized by rapid technological development. We can provide no assurance that we will be able to successfully generate significant increases in revenues, operate profitably, or make any distributions to the holders of our securities.

We have limited business history for you to analyze or to aid you in making an informed judgment as to the merits of an investment in our securities. We can provide no assurance that our estimates regarding market size, potential market share, pricing of services, market acceptance, timing of marketing, or a variety of other factors will prove to be correct. Any future success that we may enjoy will depend upon many factors, including factors, such as market acceptance and competition, that are beyond our control or which cannot be accurately predicted at this time.

Net  Losses  Expected
---------------------

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future. Our success depends on increasing awareness of our software products and services and growing the number of software products we offer. This is a highly competitive industry, and there can be no assurance that we can increase our name recognition or increase the number of our useful products with our existing resources. We will require additional capital to achieve these goals, and there is no guaranty we will be able to acquire sufficient capital.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of software business, specifically the risks inherent in young companies. To implement our business plan, we must increase our marketing initiatives, identify and enter into additional strategic relationships and incorporate modern technological advances in online resources. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We cannot guaranty that we will be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all.

Fluctuations  in  Operating  History
------------------------------------

Historically, our operating results have fluctuated, and we expect fluctuations to continue in the future. The fluctuations in our past results have resulted from many factors, some of which are beyond our control. In the future, these or other factors could have a material adverse impact on our operating results and cause our stock price to decrease. Factors that may affect our operating results include: competitive forces within our current and anticipated future markets; our ability to attract customers and meet their expectations; currency fluctuations and other risks of international operations; general economic conditions; differences in the timing of our spending on development and marketing and receiving revenues from our customers; and acts of war or terrorism.

Capital  Requirements
---------------------

We will require additional cash to implement our current business strategies. We cannot guaranty that we will have access to additional funds in the future, or that additional funds will be available on acceptable terms and conditions to satisfy our cash requirements to implement our business strategies. Our inability to obtain acceptable financing could have a material adverse effect on our results of operations and financial conditions. Our inability to obtain adequate working capital would limit our ability to achieve the level of corporate growth that we believe to be necessary to succeed in our business.

Our costs may be greater than we anticipated. We have used reasonable efforts to assess and predict costs and expenses. However, we cannot guaranty that implementing our business plan may not require more employees, capital, equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

We currently have nominal assets, nominal revenues and limited internal sources of liquidity. We currently have no cash reserves. Our current monthly operating overhead is approximately $102,000. We believe the proceeds from the 8% Convertible Debenture and related warrant exercises will provide us with sufficient working capital to support operations over the next twelve (12) months; however we may need to obtain additional working capital if our estimates prove inaccurate or unforeseen circumstances arise. Other than the 8% Convertible Debenture and related warrant issued to the selling security holder, we have not established any lines of credit or financing with financial institutions or other unrelated parties.

Plan  to  Grow  by  Acquisition
-------------------------------

On occasion we evaluate business opportunities that appear to fit within our overall business strategy. We could decide to pursue one or more of these opportunities by acquisition or internal development. Acquisitions and new business ventures involve many risks, including the following: the difficulty of integrating acquired technologies, operations and personnel with our existing operations; the difficulty of developing and marketing new products and services; the diversion of our management's attention as a result of evaluating, negotiating and integrating acquisitions or new business ventures; our exposure to unforeseen liabilities of acquired companies; and the loss of key employees of an acquired operation.

In addition, an acquisition or new business venture could adversely impact cash flows and operating results, and dilute shareholder interests, for many reasons, including the following: charges to our income to reflect the amortization of acquired intangible assets; interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture; and any issuance of securities in connection with an acquisition or new business venture which dilutes or lessens the rights of our current common stockholders. Although we have executed and implemented acquisitions and implemented new business ventures in the past, those acquisitions and ventures have not always been successful, and we may not succeed in the future. The risks associated with acquisitions and new business ventures could have a material adverse impact on our operating results and stock price.

Early  Stage  of  Marketing  and  Product  Development
------------------------------------------------------

Our success depends in large part upon our ability to identify and adequately penetrate the markets for our current and potential products and services. Some of our competitors have larger amounts of working capital available and have much larger budgets for marketing, advertising and promotion. We believe, without assurance, that it will be possible for us to attract such customers and produce the products necessary to compete in the marketplace; however, there is no assurance of success.

Risks  Associated  with  Technology  Company
--------------------------------------------

Our products are technology driven. If we do not adequately anticipate or respond to changes in technology, it could have a material adverse effect on our operating results and stock price.

Changes in technology can affect our business in at least two principal ways. First, we must anticipate and keep pace with the introduction of new hardware, software and networking technologies and develop courses that effectively train customers in the technologies which they will be using. Second, we must adapt to changes in the technologies by which we can deliver web development, hosting and document management solutions to our customers. As a result of technology developments, we may have to make substantial and unanticipated expenditures to develop or buy new software, or buy new equipment and develop new processes to deliver our services and software. Further, we may not adequately anticipate or respond successfully to technological changes for many reasons, including misjudging the impact of technological changes, as well as financial, technological or other constraints. If we do not adequately anticipate or respond to changes in computer platforms, customer preferences or software technology, it would likely have a material adverse impact on our operating results and stock price.

Business  Dependent  on  Ability  to  Obtain,  Maintain  and Protect Copyrights,
--------------------------------------------------------------------------------
Trademarks  and  Other  Proprietary  Rights
-------------------------------------------

Our business is highly dependent upon proprietary information, including information that may not be protected by copyright and patent laws. We must diligently protect our trade secrets and other confidential and proprietary information. Although we have confidentiality agreements and work product agreements with all of our key employees, we could suffer from a breach in those agreements, and a breach of those agreements could have a material, adverse affect on our business.

If substantial unauthorized use of our software products occurs or if we must defend against infringement claims, it could have a material adverse effect on our operating results and stock price. Our success depends in part on our ability to protect our intellectual property and confidential information. Our software products are proprietary, and we rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party nondisclosure agreements and other methods to protect those proprietary rights. In addition, we operate in countries that do not provide protection of proprietary rights to the same extent as the United States. Finally, our intellectual property rights will not prevent competitors from independently developing similar software products or delivery methods. If substantial unauthorized use of our products were to occur, our business and results of operations could be materially adversely impacted. We may also have to defend against claims that our current or future software products infringe on the proprietary rights of others. If such a claim succeeded, we might have to change or eliminate software products, and could be required to pay damages or royalties. In addition, litigation over intellectual property rights, whether brought by us or by someone else, could be time-consuming and expensive, even if we were ultimately to succeed.
Accordingly, defending and prosecuting these claims could have a material adverse effect on our operating results and stock price.

Competition
-----------

We have competition, and it is expected to increase. Many of our competitors are established and have far greater financial resources, substantially greater experience and larger staffs. Additionally, these organizations have proven operating histories, which we lack. We expect to face strong competition from both such well-established companies and small independent companies like our self. In addition, our proposed business may be subject to decline because of the general state of the economy and generally increasing costs and expenses of doing business, thus further increasing anticipated competition. Additionally, we expect that there may be significant technological advances in the future, and we may not have adequate creative management and resources to enable us to take advantage of such advances. The effects of any such technological advances on our business, therefore, cannot be presently determined.

Control
-------

Our President and Chief Executive Officer, Mr. Nicholas VandenBrekel, and our Senior Vice President and Chief Financial Officer, Mr. Mark Mroczkowski, currently own 64.48% of the issued and outstanding shares of our common stock. Assuming the sale of the 6,600,000 shares offered herein, Mr. VandenBrekel and Mr. Mroczkowski will own approximately 55% of our issued and outstanding common stock. Therefore, Mr. VandenBrekel and Mr. Mroczkowski will have the voting power to elect all of the members of the board of directors and control substantially all corporate actions and decisions for an indefinite period of time. Such concentration of ownership might discourage a potential acquirer from making an offer to buy our company, which, in turn, could adversely affect the market price of our common stock. Accordingly, no person should invest in our stock unless he or she is willing to entrust all aspects of control to our current management and to rely upon their abilities.

At this time, we do not have any independent directors serving on our board of directors. In addition, we only have two directors. We are required by our Bylaws to have at least three directors. We are currently seeking a qualified, independent director to serve as our third director, but until a qualified person accepts such appointment, all of our directors will be officers and stockholders.

Indemnification
---------------

Our Articles of Incorporation and Bylaws limit the liabilities of our directors and officers and require us to indemnify our directors and officers to the full extent permitted by California law. In addition, we are required by our current employment agreements to indemnify our senior management. If we are required to indemnify a director, officer or member of our senior management, any such payment may reduce or delete our assets. We are seeking director's and officer's insurance to pay for some or all of our indemnification costs we may incur, but at this time, we do not have such insurance.

Insofar as indemnification for liabilities resulting from violations of the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Dependence  Upon  Key  Personnel
--------------------------------

Our success is substantially dependent on the continued service and performance of our Chief Executive Officer, Nicholas VandenBrekel, and our Chief Financial Officer, Mark Mroczkowski. The loss of their services would have a material, adverse effect on our business. If we lose the services of Mr. VandenBrekel or Mr. Mroczkowski, we will be required to hire new executive officers, which is time consuming and may not be possible due to the shortage of qualified personnel in our industry. We do not maintain life insurance policies for any key personnel. Our future success also depends on our ability to attract, hire, and retain other highly skilled personnel. Competition for personnel in our industry is intense, and we may not be able to successfully attract, assimilate, or retain qualified personnel.

The Company has not obtained key man life insurance on the lives of any of the officers or directors of the Company. The death or unavailability of one or all of the officers or directors of the Company could have a material adverse impact on the operation of the Company.

Lack  of  Dividends
-------------------

We have never paid any dividends on our equity securities. For the foreseeable future, we anticipate that earnings, if any, will be used to finance our growth and that cash dividends will not be paid to holders of common stock.

Other  Risks
------------

The order in which the foregoing risk factors appear is not intended as an indication of relative weight or importance thereof. In addition, the foregoing list of risk factors does not purport to be a complete discussion of the risks involved in this offering. In that regard, each prospective purchaser of our stock is urged to review this prospectus and all corporate and other relevant documents previously filed with the Securities and Exchange Commission. A copy of all of those documents can be retrieved free of charge from the web site operated by the Securities and Exchange Commission at HTTP://www.sec.gov, or by written request to our Secretary, Mr. Mark Mroczkowski, at 300 Sunport Lane, Orlando, Florida 32809.

                                USE OF PROCEEDS
                                ---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holder.

                        DETERMINATION OF OFFERING PRICE
                        -------------------------------

The offering price of the shares being offered by the selling security holder has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have generated only minimal revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The offering price of the shares was determined based on fluctuating market prices and by applying the standards set forth in Rule 457c. of Regulation C promulgated under the Securities Act of 1933, as amended. Pursuant to Rule 457c., the offering price was determined by the average of the high and low price reported by the Over-the-Counter Bulletin Board (OTCBB) on April 21, 2003. The offering price of the shares sold by the selling shareholder will continue to fluctuate based upon market prices at the time of sale.

                            SELLING SECURITY HOLDER
                            -----------------------

The following table sets forth the number of shares that may be offered for sale from time to time by the selling security holder. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holder. As of April 21, 2003, 36,107,747 shares of our common stock were issued and outstanding. Upon issuing to the selling security holder all of the shares that may be sold pursuant to this prospectus, we will have 42,707,747 shares of our common stock issued and outstanding.

The selling security holder has not held any position or office with us. The selling security holder has not and does not have any material relationship with us other than holding the convertible debenture and related warrant described in the following section.

----------------------------------------------------------------------------------------------------
Name of Selling security   Amount of Shares of     Amount of Shares of       Amount of Shares of
holder                      Common Stock Owned     Common Stock to be         Common Stock to be
                           by Selling Security   Offered by the Selling      Held by the Selling
                            Holder Before the      Security Holder(3)     Security Holder After the
                               Offering(2)                                       Offering(3)
-------------------------  --------------------  -----------------------  --------------------------
La Jolla Cove Investors,              6,600,000                6,600,000                         -0-
Inc., a California
Corporation(1)
----------------------------------------------------------------------------------------------------

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable to the selling security holder upon the conversion of the convertible debenture and related warrant is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

Footnotes  to  Table
--------------------
(1) In accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by such entities.

(2) 6,600,000 shares of common stock is the maximum number of shares issuable upon conversion of the 8% Convertible Debenture and exercise of the related Warrant to Purchase Common Stock. This maximum number is calculated by assuming a Market Rate (as defined in the 8% Convertible Debenture) of $0.625, which is the lowest Market Rate at which the conversion formula set forth in paragraph 1 of the letter agreement with La Jolla Cove Investors, Inc., dated April 16, 2003 ("Letter Agreement"), is applied. If the Market Rate is below $0.625, we have the right to prohibit the conversion of the 8% Convertible Debenture, and if we permit the conversion, the conversion formula applied is set forth in paragraph 4 of the Letter Agreement (which formula results in a fewer number of shares being issued). Assuming a Market Rate of $0.625, we will issue a total of 4,600,000 shares upon conversion of the entire principal balance of the 8% Convertible Debenture, plus 2,000,000 shares upon exercise of the Warrant to Purchase Common Stock. In the event that less than 6,600,000 shares of common stock are issued upon conversion of the 8% Convertible Debenture and exercise of the related Warrant to Purchase Common Stock, then we have agreed, pursuant to paragraph 8 of the Letter Agreement, to issue to the selling security holder a warrant to purchase the difference between 6,600,000 and the actual number of shares issued, at a purchase price of $1.50 per share.

(3) Assumes that all securities registered will be sold. The selling security holder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Terms  of  Convertible  Debenture  and  Warrant
-----------------------------------------------

We are obligated to register the selling security holder's sale of the underlying common stock to be issued upon conversion of the 8% Convertible
Debenture and the exercise of the Warrant to Purchase Common Stock. Upon closing on March 7, 2003, we received $150,000 of the total $300,000 principal amount of the 8% Convertible Debenture. When this prospectus is declared effective by the Securities and Exchange Commission, we will receive the balance of $150,000.

The number of shares to be issued to the selling security holder upon conversion of the 8% Convertible Debenture depends upon the trading price of our common stock, but cannot exceed 4,600,000 shares of common stock. In addition, the selling security holder has a right to purchase 2,000,000 shares of common stock at a purchase price of $1.50 per share, pursuant to the Warrant to Purchase Common Stock. Upon conversion of all of the 8% Convertible Debenture and exercise of all of the related Warrant to Purchase Common Stock, we will have issued a maximum of 6,600,000 shares of common stock to the selling security holder. If the selling security holder receives less than 6,600,000 shares of common stock after conversion of the entire amount of the 8% Convertible Debenture and exercise of the entire amount of the Warrant to Purchase Common Stock, then we have agreed, pursuant to the Letter Agreement, to issue to the selling security holder the difference between 6,600,000 shares and the number of shares received upon conversion of the debenture and exercise of the warrant, at a purchase price of $1.50 per share (regardless of market rate). This right will expire three years after the conversion of the 8% Convertible Debenture. In some circumstances, we may repay some or all the 8% Convertible Debenture, in which event less than 6,600,000 shares will be issued to the selling security holder.

Beginning the first full month after this prospectus is declared effective by the Securities and Exchange Commission, the selling security holder has agreed to convert at least 5% but no more than 10% of the 8% Convertible Debenture and provided that the market price of our Common Stock is above $.625, and to exercise a portion of the Warrant to Purchase Common Stock equal to the product of the dollar amount of the Debenture being converted multiplied by ten, divided by 1.5 (which will result in the exercise of at least 5% of the related Warrant to Purchase Common Stock, per month). However, the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

The conversion price of the 8% Convertible Debenture and the exercise price of the Warrant to Purchase Common Stock may be adjusted in certain circumstances, such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling security holder's position prior to conversion.

As of the date of filing this report, the selling security holder had not converted any portion of the 8% Convertible Debenture or exercised any portion of the Warrant to Purchase Common Stock, and no shares of our common stock have been issued to the selling security holder.

                              PLAN OF DISTRIBUTION
                              --------------------

We have filed a registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holder. There can be no assurance that the selling security holder will sell any or all of the shares registered herein.

The selling security holder may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holder may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o     privately  negotiated  transactions.

The shares of common stock being offered by the selling security holder have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration or qualification. The following states have adopted an exemption from state registration for any isolated non-issuer transaction, whether or not effected through a broker-dealer: Alabama, Alaska, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Missouri, Montana, Nebraska, California, New Jersey, New Mexico, North Carolina, Oklahoma, Oregon, Rhode Island, South Carolina, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. Therefore, the selling security holder may offer its shares of common stock promptly in those states in reliance upon a state law exemption from state registration or qualification. The State of California provides an exemption from non-issuer transaction qualification requirements for any offer or sale of a security by the owner for his or her account if the sale is not accompanied by the publication of any advertisement and is not effected by or through a broker-dealer in a public offering.

Brokers and dealers engaged by the selling security holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holder, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. In the event that a broker-dealer is added as a formal participant to the marketing effort of the selling security holder, we will file a post-effective amendment to disclose such event.

The selling security holder and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holder is subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holder.

We have informed the selling security holder that, during such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, it is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holder that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holder and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS
                                -----------------

We are involved in various claims and legal actions incidental to the normal conduct of our business. On or about October 3, 2002, General Electric Capital Corporation ("GE") filed a lawsuit against Sequiam Communications, Inc. (formerly, Brekel Group, Inc.), in the Circuit Court of the 9th Judicial Circuit in and for Orange County, located in Orlando, Florida. GE claims that we owe a deficiency balance in the amount of $93,833 for three digital copiers rented under a lease agreement. We returned possession of the copiers to GE, but we dispute the claim for damages. The court has entered no decisions to date. We do not believe that the ultimate resolution of these actions will have a material adverse effect on our company based upon the value of the equipment returned to GE.

Sequiam Communications, Inc. entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Sequiam Communications, Inc. also entered into a Document Services Agreement ("Agreement") with Xerox Corporation on November 1, 1999 commencing April 1, 2000. During the 63-month term of the Agreement ending June 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, we may terminate the agreement without incurring any early termination charges. We did on April 1, 2002 give proper notice of such termination. On September 3, 2002 Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date. We dispute these claims and believe them to be without merit.

A competing web-development company has posted an alternative web site for the World Olympian Association (WOA), claiming such right was granted to it by the WOA. We are seeking to resolve this conflict with the WOA without resort to litigation. This dispute will not affect our publication of the print magazine "World Olympian," but it has the potential to result in the loss of revenue from the WOA web site. We do not believe the loss of such revenue will have a material, adverse effect on our overall business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          ------------------------------------------------------------

We have employment agreements with Nicholas H. VandenBrekel, our Chief Executive Officer, and Mark L. Mroczkowski, our Chief Financial Officer, for terms ending September 30, 2004 (with automatic, successive, one-year renewal periods), but each such agreement may be terminated without cause by the executive upon 30-days advance written notice. We have an employment agreement with L. Alan McGinn, the Chief technology Officer of Sequiam Software, Inc., for a term ending November 30, 2004 (with automatic, successive, one-year renewal periods), but the agreement may be terminated without cause by Mr. McGinn upon 30-days advance written notice. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement.

The following table sets forth the name, age and position of each person who currently serves as a director and/or officer of our Company as of the date of this prospectus. Our directors serve for an indefinite term that expires at the next regular annual meeting of our shareholders, and until such directors' successors are elected and qualified.

Name                      Age  Position
------------------------  ---  --------
Nicholas H. VandenBrekel   38  Chairman, President and CEO; Director
Mark L. Mroczkowski        49  Senior Vice President, Secretary and CFO; Director
L. Alan McGinn             42  Vice President and CTO of Sequiam Software, Inc.

Nicholas VandenBrekel is the founder of Sequiam Corporation and serves as its President, CEO and Chairman. Mr. VandenBrekel has an extensive background in both military service as well as entrepreneurial venues. He is a native of the Netherlands and a citizen of the United States. During the last five years, Mr. VandenBrekel has been the President and CEO of Sequiam Software, Inc. (formerly known as Sequiam, Inc.) and the President and CEO of Sequiam Communications, Inc. (formerly known as Brekel Group, Inc.). In the course of his assignments, he has been responsible for all aspects of business development, teaching and operations, including strategic planning, product and service development, marketing, and sales and staff development. He speaks several languages and has been a public speaker for many years. Mr. VandenBrekel has a degree in communications from the OPS Academy Royal Netherlands Navy and is a licensed Helicopter Aviator. He also holds degrees and diplomas in electronics and the martial arts. Nick received the 2001 businessman of the year award from the National Republican Congressional Committee's Business Advisory Council.

Mark Mroczkowski has served as Senior Vice President and CFO for Sequiam Corporation and Sequiam Software, Inc. since their inception and as CFO for Brekel Group, Inc. since June 2000. He brings to the company an extensive background as CFO and senior manager of other organizations. Prior to Sequiam and Brekel, Mr. Mroczkowski was the Chief Financial Officer of GeoStar
Corporation from 1994 until 2000. From 1975 until 1994, Mr. Mroczkowski practiced public accounting with several large accounting firms and ultimately formed his own successful firm. During those years he also founded or co-founded and managed several other profitable ventures both domestically and internationally. Mr. Mroczkowski holds a B.S. degree in Accounting from Florida State University, he is a Certified Public Accountant licensed in Florida and a licensed commercial pilot. He has managed private placements, debt financing and IPO preparations for a number of firms. He has also managed audit, tax and consulting engagements for a variety of organizations.

L. Alan McGinn accepted the offices of Vice President and Chief Technology Officer for Sequiam Software, Inc. as of March 1, 2003, although his employment agreement with us provided an effective date of December 1, 2002. He had been President of W.M.W. Communications, Inc., d/b/a Access Orlando since 1995. During that time, he also served as a consultant to SMART Biometrics. From 1984 to 1995, Mr. McGinn was a Senior Design Engineer at Lockheed Martin. While he was at Lockheed Martin, Mr. McGinn designed the night vision system for the Apache Helicopter. His other significant designs included: Microcontroller based servo control system; Laser tracker controller with a 1553 bus interface; Microcontroller based control panel for helicopter navigation; CCD camera with real time image processing; and Fiber Optic communications link and tracker interface. Mr. McGinn has a B.S. Degree in Electrical Engineering from the University of Tennessee and an M.S. Degree in Electrical Engineering from the University of Central Florida.

There are no agreements or understandings for our officers or directors to resign at the request of another person, and our officers and directors are not acting on behalf of or at the discretion of any other person. There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

The table below sets forth, as of April 21, 2003, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group.

                                                           Percentage of
                                   Shares Beneficially         Shares
Name                                      Owned          Beneficially Owed
---------------------------------  --------------------  ------------------
Nicholas VandenBrekel                     22,925,000(1)             56.316%
Mark Mroczkowski                           9,557,000(2)             23.477%
L. Alan McGinn                               318,471(3)              0.882%
Officers and Directors as a group           28,100,471              69.251%
Optimix Technology Fund, N.V.                2,666,666               7.386%

Footnotes to Table:
-------------------
(1) Nicholas VandenBrekel has the right to purchase on or before January 5, 2004, jointly with Mark Mroczkowski, an 8% Convertible Debenture in the principal amount of $300,000, that may be converted into a maximum of 4,600,000 shares of common stock. The terms of the 8% Convertible Debenture are summarized above on page 8 under "Selling Security Holder" in the subsection entitled "Term of Convertible Debenture and Warrant." The amount of stock shown in this table for Nicholas VandenBrekel includes all 4,600,000 possible shares of common stock that Nicholas VandenBrekel could obtain through the purchase and conversion of the 8% Convertible Debenture into common stock. If Nicholas
VandenBrekel does not exercise such right, he will continue to hold only 18,325,000 shares of common stock, which represents 50.751% of the class, not including the 6,600,000 shares of common stock that may be issued to the selling security holder.

(2) Mark Mroczkowski has the right to purchase on or before January 5, 2004, jointly with Nicholas VandenBrekel, an 8% Convertible Debenture in the principal amount of $300,000, that may be converted into a maximum of 4,600,000 shares of common stock. The terms of the 8% Convertible Debenture are summarized above on page 8 under "Selling Security Holder" in the subsection entitled "Term of Convertible Debenture and Warrant." The amount of stock shown in this table for Mark Mroczkowski includes all 4,600,000 possible shares of common stock that Mark Mroczkowski could obtain through the purchase and conversion of the 8% Convertible Debenture into common stock. If Mark Mroczkowski does not exercise such right, he will continue to hold only 4,957,000 shares of common stock, which represents 13.730% of the class, not including the 6,600,000 shares of common stock that may be issued to the selling security holder.

(3) L. Alan McGinn controls the voting and disposition of the shares of our common stock held by W.M.W. Communications, Inc., and therefore, this chart shows his beneficial interest in the 318,421 shares of common stock issued to W.M.W. Communications, Inc.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them, unless otherwise noted.

Our directors, officers and principals, greater than 5% stockholders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 73% our outstanding shares of common stock. Certain principal stockholders are our directors or executive officers. Such concentrated control of the company may adversely affect the price of our common stock. These stockholders may also be able to exert significant influence, or even control, over matters requiring approval by our stockholders, including the election of directors. In addition, certain provisions of California law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Changes  in  Control.  Our management is not aware of any arrangements which may
--------------------
result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

                            DESCRIPTION OF SECURITIES
                            -------------------------

We are authorized to issue 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of April 21, 2003, there were 36,107,747 shares of our common stock issued and outstanding, and no shares of our preferred stock. Upon issuing to the selling security holder all of the shares that may be sold pursuant to this prospectus, we will have 42,707,747 shares of our common stock issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

                                    EXPERTS
                                    -------

The consolidated financial statements of Sequiam Corporation (and its subsidiaries), included in this prospectus have been audited by Gallogly, Fernandez & Riley, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    COUNSEL
                                    -------

The law firm of Lee & Goddard LLP has acted as our counsel by providing an opinion on the validity of the securities being registered and by giving counsel upon other legal matters concerning the registration of the securities.

                      INTEREST OF NAMED EXPERTS AND COUNSEL
                      -------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us that is required to be disclosed, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
    -----------------------------------------------------------------------
                                  LIABILITIES
                                  -----------

Our Bylaws provide, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for the following:

o    any  breach  of  such director's duty of loyalty to us or our stockholders;
o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o unlawful payments of dividends or unlawful stock purchase or redemption by us; or
o any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

We have indemnification agreements with each of our executive officers. We have agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS
                       -----------------------------------

Certain Relationships and Related Transactions.

On February 1, 2002, we borrowed $50,000 from Mark Mroczkowski, our Chief Financial Officer and a Director, with interest payable at 6%. As of December 31, 2002, the outstanding balance under this loan was $50,000 together with accrued interest of $2,750.

We have also borrowed money from Nicholas VandenBrekel, our President and Chief Executive Officer and a Director, pursuant to a series of demand notes that bear interest at 2% per annum and are due on demand. As of December 31, 2002, we owed approximately $670,450 on these notes, including accrued interest of approximately $5,324. Pursuant to our agreement with the selling security holder, we are not permitted to make payments on the foregoing loans from operating proceeds until the 8% Convertible Debenture issued to the selling security holder is paid in full (including by way of conversion).

On October 1, 2002, Mr. VandenBrekel and Mr. Mroczkowski entered into amended and restated employment agreements with Sequiam Corporation and its Subsidiaries. The amended agreements replace separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000 respectively, and allow for bonuses in cash, stock or stock options and participation in our benefit plans. Full time employment is a requirement of the contract. In the event that a change in control of our Company or its subsidiaries occurs without the prior approval of the then existing Board of Directors, then these contracts will be deemed terminated and termination compensation consisting of a $5 million Lump Sum Cash Payment together with five annual payments of $1 million will be payable to each Employee.

Mr. L. Alan McGinn was hired as the CTO of Sequiam Software, Inc. pursuant to an Employment Agreement with L. Alan McGinn, dated as of December 1, 2002. Mr. McGinn did not begin to earn compensation until March 1, 2003. Pursuant to our agreement with Mr. McGinn, he will earn a base salary of $75,000, and we are obligated to adopt a qualified stock option plan for our senior executive officers that will include the following stock options to Mr. McGinn: 500,000 shares of our common stock, to be vested one-third (1/3) at the end of twelve
(12) months, and one-third (1/3) at the end of each subsequent twelve-month period. Each option will expire five (5) years after we adopt the plan. The option price per share will equal the average closing trading price per share for the ten (10) day trading period immediately preceding the granting of the options. If we do not adopt a qualified stock option plan by June 30, 2003, the employee may elect to participate in a plan adopted after June 30, 2003, or, receive a cash compensation payment intended to similarly compensate Mr. McGinn as if the stock option plan had been adopted.

The Employment Agreement with Mr. McGinn was entered into as a condition to the acquisition of the assets of W.M.W. Communications, Inc., also known as Access Orlando, and as a result of this acquisition, we issued 318,471 shares of our common stock (0.882%) to W.M.W. Communications, Inc. Mr. McGinn is an officer, director and majority stockholder of W.M.W. Communications, Inc., and therefore he is deemed to be the beneficial owner of such 318,471 shares of our common stock.

                            DESCRIPTION OF BUSINESS
                            -----------------------

Our  Background.  We  were  incorporated  in California on September 21, 1999 as
---------------
Wedge Net Experts, Inc. On or about May 1, 2002, we filed the necessary documents with the Secretary of State of California to change our name to Sequiam Corporation. We also changed our symbol from "WNXP" to "SQUM".

Our Business.
------------

(a)  General

Through our wholly - owned subsidiaries, Sequiam Software, Inc. and Sequiam Communications, Inc., we develop, market, and support a portfolio of Internet and print enterprise-wide software products that enable users to acquire, manage, personalize, and present information. In addition, we provide application service provider ("ASP") hosting of Internet-enabled solutions,

Internet service provider ("ISP"), Internet access and hosting, consulting, application integration, and custom web development and software development services. We perform ASP and ISP hosting using our software and facilities to provide processing, print, mail, archival, and Internet delivery of documents for customers who outsource this activity.

(b)  Development  of  the  Business

Three principal shareholders, Nicholas VandenBrekel, Mark Mroczkowski and James Rooney, formed Sequiam, Inc. on January 23, 2001, to research, develop, produce and market a document management software product. From its inception until April 1, 2002, Sequiam Inc.'s sole business activity was the development of its software product, Sequiam DMS.

Effective April 1, 2002, our wholly-owned subsidiary, Sequiam Acquisitions, Inc., merged with Sequiam, Inc. and Sequiam Acquisitions, Inc. survived the merger. We changed Sequiam Acquisitions, Inc.'s name to Sequiam Software, Inc.
on May 1, 2002. The merger transaction was accounted for as a purchase of Sequiam Corporation by Sequiam, Inc. (a reverse acquisition in which Sequiam, Inc. is considered the acquirer for accounting purposes), since the shareholders of Sequiam, Inc. obtained a majority of the voting rights of Sequiam Corporation as a result of the transaction. Pursuant to the merger agreement, we issued 20,000,000 shares of common stock in exchange for all of the outstanding shares of common stock of Sequiam, Inc., consisting of 20,000,000 shares. Additionally, pursuant to the merger agreement, 500,000 shares of our common stock were returned to treasury and cancelled. The merger was accounted for as a recapitalization of Sequiam Corporation, and the results of operations and cash flows presented herein prior to the merger are those of Sequiam, Inc.

(c)  Merger  with  Brekel  Group,  Inc.

Effective July 19, 2002, we acquired 94.54% of the issued and outstanding shares of Brekel Group, Inc., a Delaware corporation ("Brekel"), in exchange for 11,522,263 shares of our common stock, pursuant to a Stock Exchange Agreement and Plan of Reorganization, dated June 17, 2002 (the "Agreement"). The shares exchanged were at an exchange rate of 1:1. In connection with the merger, Nicholas VandenBrekel, the majority shareholder of Brekel, returned 9,500,000 shares leaving 12,229,594 common shares of Brekel outstanding before the exchange with Sequiam Corporation. We acquired 630,998 or 4.84% of the remaining issued and outstanding common shares of Brekel on December 16, 2002, pursuant to the Agreement, for a total of 12,153,261 shares or 99.38% of Brekel's issued and outstanding common shares. We accounted for the acquisition of Brekel as a purchase and the results of operations of Brekel are included in the accompanying financial statements since the date of acquisition. Although for tax purposes the Agreement qualified as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code, for financial reporting purposes the excess of the purchase price ($13,575,193) over the estimated fair value of the net assets acquired ($888,558) of $12,686,635 was accounted for as a constructive dividend to the Brekel shareholders. Goodwill was not recognized on the transaction because we were under common control with Brekel. The purchase price was determined based on the 12,153,261 shares issued times $1.12, the average stock price of Sequiam Corporation common stock on and around June 17, 2002, the date the agreement was signed and agreed to by the majority shareholders. Under the terms of the Agreement, we repurchased and retired one million of our common shares held by Brekel at par value.

We acquired Brekel for its expertise in digital on-demand publishing and printing and the innovations that it brings to our document management, Internet remote print and print on-demand software applications. We also acquired Brekel for its contract with the World Olympians Association ("WOA") and its Internet and ExtraNet expertise and product development gained from that project (see below). On November 14, 2002, we changed Brekel's name to Sequiam
Communications,  Inc.  to  better  represent  its  role  within  our  company.

(d)  Acquisition  of  the  Assets  of  W.M.W.  Communications,  Inc.

Effective November 1, 2002, our wholly-owned subsidiary, Sequiam Software, Inc., acquired all of the assets of W.M.W. Communication, Inc., doing business as Access Orlando. The purchase price of $300,000 is to be paid $150,000 in cash and $150,000 in Sequiam common shares valued at the date of closing, February 13, 2003. The cash was paid $55,000 on or before closing, $45,000 on March 5, 2003, and $50,000 is due on May 19, 2003. We allocated $12,000 of the purchase price to computer equipment and $288,000 to the software products Internet Remote Print (IRP) and Internet Remote Print Duplicator ("IRPlicator"). IRP is a software product that allows computer users to print remotely to any printer via the Internet. IRP is highly complementary to DMS, and we are in the process of integrating the two products. Like Sequiam, Access Orlando was engaged in software development, website development, Internet hosting and collocation services, and is also an Internet service provider (ISP).

(e)  Products

     Sequiam Software, Inc.
     ---------------------

Sequiam Software, Inc. ("Software") is focused on the following lines of business:

     Sequiam DMS

Sequiam Document Management Software ("DMS") is the on-line venue for professionals who create, produce or distribute any electronic content. Sequiam DMS makes it easy for customers to share information and collaborate with others on-line. Tools within Sequiam DMS allow users to manipulate, proof, manage, organize and publish digital content whether it's a work in process or a finished project. In addition, Sequiam DMS provides multiple methods of access to secure private storage that is accessible from the public. The Sequiam server can be implemented as either a customer-deployed and managed system or as a system that's completely managed by Sequiam.

     Sequiam IRP

Sequiam Internet Remote Print ("IRP") is a full Internet appliance consisting of a telecommunications-grade high-reliability server, running the Linux operating system with the IRP software pre-installed for easy installation and configuration. Two separate network connections allow users to connect to both the Internet and to their internal network, fully isolating their internal network from the Internet. The system combines the ability to receive documents from any source (clients' application software, print shop specific software, scanners and files) and output them to any output device (printers, clusters of printers, application and document-editing software).

Once a user's permitted employees, customers or affiliates install the Internet Remote Print (IRP) driver, they can print to the user's print shop or any other remote printer from anywhere. IRP allows the user to manage incoming print jobs and provides for easy account reporting. Since the IRP driver is Windows compatible, it works with any MS Office or other Windows program just like any other printer on a Windows 95/98/NT/2000/XP computer. IRP is not a network driver. The IRP system works over the Internet, using a customizable print ticket, so the user's documents can be printed from within the office or out on a remote location.

Internet Remote Print's documents use standard PostScript. This enables any document submitted to the server to be sent to any compatible print or output device. Documents may be sorted and grouped by features in the Java based Print Manager to allow maximum efficiency when printing. Raw print data may be extracted from a printed document for import into existing applications.

     Sequiam IRPlicator

Internet Remote Print Duplicator ("IRPlicator") is a software system used to scan documents from a variety of scanning devices and send the scanned documents to the IRP Document Manager. The IRPlicator software runs on any Windows 95, 98, NT, 2000 or XP based PC computer. The IRPlicator software interfaces to the scanning device through the commonly used Twain or ISIS software interface. The IRPlicator software may use the scanning device's User Interface (UI) or in most cases will allow operation of the scanning device without the use of the UI. The IRPlicator software's output is the scanned image data in compatible Level 2 Postscript. The data is a black and white or gray scale image compressed and encoded into the postscript data. The output postscript contains no other formatting commands other than the data itself to allow for commands to be sent to the output device independent of, and not in conflict with, the postscript data.

There are currently 2 versions of the IRPlicator. IRPlicator Print Shop Version uses a custom print spooler to send document data to the IRP Document Manager simultaneously while other documents are continuously being scanned. This high-volume approach is designed for the busy print shop. The IRP Remote Copy software is usually located at a remote location along with the remote scanning device(s). Documents scanned using this version of IRPlicator are sent immediately after scanning from the remote location to the IRP Document Manager.

     Access Orlando

We provide Internet access and web hosting services to more than 700 customers in the Central Florida area using the Access Orlando trade name.

     Sequiam Software

We also provide high-end web development and custom software and database development to medium sized businesses, local governments and non-profit organizations under the Sequiam Software brand name. Currently, our custom software is focused on information management.

Sequiam Communications, Inc.
----------------------------

Through Sequiam Communications, Inc. ("Communications"), formerly Brekel Group, Inc., we focus on the following lines of business:

One of our primary projects is the development of the Internet site and Extranet for the World Olympian Association (WOA) under its Sequiam Sports brand name in connection with a contract entered into on December 5, 2001. The scope of Extranet is intended to encompass the full digital media program of the WOA, including the delivery of editorial content, on-line membership services, support of WOA sponsor/partner programs and electronic commerce. In connection with that contract, Sequiam Sports is currently implementing the worldwide database for the Official Website of the Community of Olympic Athletes. Under the terms of Communication's contract with the WOA, Sequiam Sports is developing the Extranet at its own cost and expense, and receives 35% of all sponsorship revenues in addition to 35% of any merchandizing sales prices less fixed costs. The WOA, in turn, has committed to provide support in integrating Sequiam Sports' relationship within the Olympic family, including the International Olympic Committee (IOC), various national Olympic committees (NOCs), official sponsors of the Olympic Games, the IOC and the NOCs, and the WOA membership. As those relationships develop, we expect to invest more resources into the development of Internet solutions for these entities. We expect to begin receiving revenue under this contract in 2003, and we expect to continue to incur expenses related to the development and ongoing maintenance of Extranet through the duration of the contract.

As an extension of the WOA Extranet project, we formed a limited liability company with Pachyderm Press ("Pachyderm"), the Publisher of the "World Olympian" magazine in January 2003. The name of the company is Olympian
Publications, LLC. Beginning in February 2003, Olympian Publications, LLC started publishing the magazine. Pachyderm will provide all editorial content, and we will contribute all sales, marketing and administrative services to the joint venture. Each member owns 50% and profits are split evenly. All magazine content is shared with the WOA website.

Our FirstPublish brand represents a niche in short-run publications. It offered professional and aspiring authors of books and screenplays a web-based, cost-effective alternative to traditional "vanity press." FirstPublish provided several turnkey publishing services in an affordable package of bundled services that enable authors to produce a finished book. Brekel has ceased actively marketing this product in order to devote its efforts and resources more fully to its opportunities with the WOA. We are in discussions with another publisher who is interested in acquiring this product and the trademark from us.

Brekel had ceased its print on-demand manufacturing operation that it conducted under the trade name QuestPrint prior to its acquisition by Sequiam Corporation.

(f)  Market for our Products and Services

Our management believes that the market for our products and services includes small, medium and large corporations across all industry segments, non-profit and governmental entities. Regardless of size, all organizations are concerned with improving performance in the management of their documents.

We are targeting our sales primarily to leading suppliers in aerospace, banking, financial services, healthcare, hospitality, insurance, manufacturing, mining, education, the public sector, telecommunications, and transportation.

(g)  Distribution of our Products and Services

Sequiam products and services are just now coming to market after a lengthy development period and, to date, have been sold direct from Sequiam and, prior to its acquisition, Access Orlando. We intend to sell our software products through "Value Added Resellers," distributors and marketing alliances.

Value  Added  Resellers (VARs) - Our VARs are and will be software companies and
------------------------------
print equipment manufacturers and distributors with industry applications that sell our software products in conjunction with their own products. Some VARs will private-label Sequiam products. Our one current VAR offers Sequiam products to a variety of industries, including manufacturing, distribution, warehouse logistics, healthcare, insurance, mining, power/utilities, and human resources. Under the typical agreement between a VAR and Sequiam, the VAR receives the non-exclusive license to sell the software products specified in the agreement and to grant sublicenses for the use of such software to users of the VAR's applications. The license fees a VAR pays are discounted from the license fee charged by the VAR for the use of our software.

Distributors  -  Sequiam  distributors  are  and  will  be  companies  that sell
------------
technology into geographic regions where Sequiam has no physical presence. Currently, we have a distributor in India selling in India and the Middle East. We typically grant to distributors the non-exclusive license to sell the software products specified in the distributor agreement and to grant sublicenses for the use of such software. The fees a distributor pays are discounted from our standard license fee for the use of our software.

Alliance  Partners  -  Sequiam's  "Alliance Partners" are companies that provide
------------------
both technology and management consulting and implementation services, but typically do not actually sell software. Alliance Partners who recommend Sequiam products as a service to their clients, often provide great influence on sales. Alliance Partners maintain no financial relationship with Sequiam in that they do not receive fees in exchange for their recommendations. The Partners benefit from such recommendations because Sequiam will, if the occasion arises, refer management consulting services to them.

Sequiam Associate Partners - We will contract with individuals and organizations
--------------------------
that act as independent contractors working in a self-determined territory on a commission-only basis. Targeted candidates will bring with them a strong background in Sequiam's key markets. Based on their background, these candidates can leverage prior market experience and business relationships, which should allow them to identify, qualify and penetrate key accounts for the sale of Sequiam's solutions.

We launched our web site (www.sequiam.com) in 2001 to provide customer leads and to promote our products and services over the Internet. Our web site is also used to provide current customers with information on new products and services, product training dates and company-sponsored seminars. Historically, approximately 100% of our annual revenues have been received through direct sales efforts. We plan to expand those efforts through other distribution channels in 2003. We currently do not provide our annual report or periodic SEC filings on our web site and therefore, we do not consider it a central source of information for our investors.

(h)  Competition

We are unaware of competitors whose products perform all of the functions performed by Sequiam's products. We compete in the market for integrated document management and Internet remote print software with other software companies whose products are used to image, print and manage documents. Our management believes that our products are competitive due to features such as ease of deployment, low overhead and administration, ease of use, integrated application suite, and appeal to broad user requirements.

Our competition with web site development, web site hosting and document management business focus, is from a variety of small to medium-sized industry "specialists" and "generalists". The aerospace, entertainment and imaging industries have created a number of specialized development and application management companies that focus on "niche" markets.

Our sales and marketing plan is to grow more as a "generalist" provider, crossing-over a variety of markets while providing customized solutions for front & back-end development and managed hosting services. Competitors in this "space" are largely small to mid-sized (6 to 20 staff) companies including; Sales & Marketing Technologies, Xenedev Development Services, Web-Solvers, Digital Planet, Bridgemore Technologies and Atlantic.net. Additionally, dozens of cottage-industry development companies consume a small amount of the market's development and hosting demand.

None of our competitors are pervasive within the marketplace. In fact, former and larger competitors such as Hydrogen Media, In-Hanse, MPI.net and Datapex have undergone varying levels of downsizing if not bankruptcy within the last two years. The demise of these outfits can be largely attributed to customer service, sales deployment and profitability issues. Our growth plan and business operations are different from these former large competitors and current smaller ones because we are committed and dedicated to the central Florida market.

(i)  Our  Customers

Four institutional customers have licensed Sequiam Software products. These include Louisiana State University, Florida State University, Volusia County
Schools and Seminole County Schools. Custom software clients include National In-Store and IBM (in association with KnowledgeMax). Custom web development customers include the World Olympian Association and the Daytona Beach Convention and Visitors Bureau. We provide Internet access and hosting services for over 700 customers. In the past, several of our customers have ordered additional software and services, occurring within a non-predictable time frame, that is, from a few months of the original order up to a year or more after that order. The additional orders typically have been either custom programming projects or the purchase of new products as these become available. No customer accounted for more than 10% of our revenues during 2002.

(j)  Intellectual  Property

We have not sought patent protection for any of our products due to the length of the patent application procedure and the necessity to continually develop and improve our software products. However, we have registered "Sequiam" (as trademark) and "FirstPublish" (as trademark) with the U.S. Patent and Trademark Office. Once granted, the trademarks in the U.S. have duration of ten years, with the possibility of renewals for like terms. Contracts under which we license the use and/or sale of our products include confidentiality clauses to protect our products and any information in connection with them as trade secrets.

Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to obtain and use information that we regard as proprietary. There can be no assurance that our efforts will provide meaningful protection for our proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate, or disclose our proprietary technology.

(k)  Software  Development  Activities

In 2001, we incurred a total amount of $80,234 on software development activities, and in 2002, a total of $339,705. None of these costs were borne directly by any customer. We expect to continue to maintain our current level of investment in developmental activities consistent with the fiscal year 2002 expense.

(l)  Our  Employees

As of December 31, 2002, we employed 22 people. Two of these employees worked in sales and marketing; twelve provided professional services such as training and general product assistance; three worked in product development; and five provided general administrative services. Nineteen employees are working full-time, and three are part-time employees providing technical support and help lines. No employees are represented by a labor union, and we consider our relations with employees to be good.

(m)  Dependence  on  Key  Management  Personnel

We believe that our continued success depends to a significant extent upon the efforts and abilities of its senior management. In particular, the loss of Nicholas VandenBrekel, our President and Chief Executive Officer, Mark Mroczkowski, our Senior Vice President and Chief Financial Officer, or Alan
McGinn, the Chief Technology Officer of Sequiam Software, Inc., could have a material adverse effect on our business.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          -----------------------------------------------------------
                            AND RESULTS OF OPERATIONS
                            -------------------------

Year Ended December 31, 2002 compared to Year Ended December 31, 2001.
----------------------------------------------------------------------

Our financial statements include revenue from Sequiam, Inc. during 2001 (prior to our acquisition of Sequiam, Inc.) because for accounting purposes, our acquisition of Sequiam, Inc. was treated as a recapitalization of Sequiam Corporation. Our financial statements do not include revenue from Brekel Group, Inc., prior to our acquisition of Brekel Group, Inc. on July 19, 2002, because this acquisition is reported under the purchase-method of accounting.

REVENUES

We derive our revenues from four sources: (i) the sale and licensing of our software products; (ii) consulting, custom software services and web development services; (iii) maintenance agreements in connection with the sale and licensing of software products; and (iv) Internet access and web hosting services. During 2003, we intend to also derive revenue from our print publication. Software license revenue will be recognized when all of the following criteria have been met: (a) there is an executed license agreement, and software has been delivered to the customer, (b) the license fee is fixed and payable within twelve months,
(c) collection is deemed probable, and (d) product returns are deemed reasonably estimable. Revenues related to multiple element arrangements will be allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance and professional services. Fair value will be determined based on vendor specific objective evidence. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Consulting, custom software and web development and other service revenues are recognized when services are performed. Internet access and web-hosting services are recognized over the period the services are provided, typically month-to-month. Total revenue increased to $358,470 for the year ended December 31, 2002 from $-0- for the year ended December 31, 2001.

Software and license fee revenues were unchanged at $-0- for both 2001 and 2002. During fiscal year 2001 and 2002, Sequiam DMS was still under development, and we did not acquire Access Orlando and its IRP and IRPlicator software products until November 2002. We expect to begin generating revenues from the sale of our DMS and IRP software products in the second quarter of 2003.

Other sales for 2002 included consulting, custom software services and web development services totaling $205,000; maintenance agreements in connection with the sale and licensing of software products, sold by W.M.W. prior to Sequiam's purchase of the software on November 1, 2002, of $5,200; and Internet access and web-hosting services totaling $148,270. All of the foregoing were 100% increases over 2001 revenues of $-0-, and most of the revenue was earned in the second and fourth quarters as a result of our business and product development efforts expended in the prior quarters.

OPERATING  EXPENSES

Operating expenses increased by $1,037,547 (142%), from $729,496 for the year ended December 31, 2001 to $1,767,043 for the year ended December 31, 2002. This increase is explained below.

Selling, general and administrative expenses increased $827,534 (161%) from $511,969 in 2001 to $1,339,503 in 2002. We increased our selling and overhead expenditures such as salaries, wages and benefits for administrative and marketing personnel, office rent, computer maintenance and supplies, professional services such as legal and accounting fees, and corporate travel expenses as a result of expanding our operations, our merger with Sequiam Corporation and our acquisitions of Brekel Group and Access Orlando. We also increased expenditures for marketing including advertising, production of marketing materials, and participation in trade show activities as we completed the development of our software products and introduced web development, web hosting and Internet access services.

Software and web development costs increased $88,992 (43%) from $205,831 in 2001 to $294,823 in 2002, due to the expansion of the development staff from three in 2001 to twelve in 2002. This expansion of staff was needed to expand our products and services and to keep pace with new industry developments and the continued need to improve features and functionality of the Sequiam products.

DEPRECIATION  EXPENSE

Depreciation expense increased by $121,022, from $11,696 in 2001 to $132,718 in 2002, as a result of depreciation on assets acquired from Brekel.

INTEREST  EXPENSE

Interest expense increased by $20,549, from $1,192 in 2001 to $21,741 in 2002, as a result of an increase in loans from shareholders and a note payable related to leasehold improvements acquired from Brekel Group in July 2002.

NET  LOSSES

Sequiam Corporation incurred net losses of $1,441,292 and $730,688 for the years ended December 31, 2002 and 2001, respectively.

LIQUIDITY  AND  CAPITAL  RESOURCES

Cash and cash equivalents increased to $85,922 as of December 31, 2002 from $-0-as of December 31, 2001. Net cash used in operating activities was $278,211 for the year ended December 31, 2002, as a result of the net loss during the period of $1,441,292 and decreases in accrued expenses of $189,768, which was partially offset by increases in accounts payable and accrued shareholder salaries totaling $702,782 and non-cash expenses and losses totaling $580,044. Net cash provided by investing activities was $29,098 for the year ended December 31, 2002, primarily due to proceeds from the sale of equipment of $103,351 offset by software development costs of $51,705 for the Sequiam DMS product.

Net cash provided by financing activities was $335,035 for the year ended December 31, 2002. Proceeds from shareholder loans accounted for $669,500 and were offset by repayments of shareholder loans of $321,000. Sequiam Software, Inc. also collected a stock subscription receivable in the amount of $2,000. During the year ended December 31, 2002, we repaid $14,465 of an existing note payable. Additionally, we repurchased one million shares of its common stock for $1,000 under the terms of the Brekel acquisition agreement.

On July 1, 2001, the Brekel Group, Inc., prior to its acquisition by Sequiam, entered into a lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011. Effective July 1, 2002, Sequiam entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. Pursuant to the lease agreement, we make monthly base rent payments including common area maintenance charges of $9,633, with annual increases of approximately 3% per year beginning in July 2004. As part of the lease forbearance agreement, we executed a note payable to the landlord to reimburse them for lost rents on the 50,000 square feet relinquished to them through June 30, 2004; less rents and principal payments received from us; less 75% of any rents received from replacement tenants; plus any leasing commissions or tenant build out costs required for replacement tenants. The note also includes amounts previously owed by Brekel to the landlord for tenant improvements. The outstanding balance on the note of $680,540 as of December 31, 2002 represents $282,560 of deferred rent and $397,980 of tenant improvements. Payments on the note commence July 1, 2004 through June 1, 2010 with interest at 6%.

Rental expense for the year ended December 31, 2002 was $376,118 and $27,069 for the period from inception through December 31, 2001. The minimum future rentals required under the lease and the maturities of the long-term note payable are as follows:

Year                                                   Rentals   Maturities
----                                                   -------   ----------
2003                                                   $115,600  $         0
2004                                                    117,334       50,997
2005                                                    120,854       99,606
2006                                                    124,480      105,749
2007                                                    128,214      112,272
Thereafter                                              339,169      311,916
                                                       --------  -----------
                                                       $945,651  $   680,540
                                                       ========  ===========

During the year ended December 31, 2002, we incurred a net loss of $1,441,292 and used $278,211 of cash in operating activities. As of December 31, 2002, we had an accumulated deficit of $2,194,213, total stockholders' deficit of $1,223,073, and negative working capital of $2,345,670.

On February 6, 2003, we sold an aggregate of 266,667 shares of our common stock to one accredited investor at a price of $0.75 per share for proceeds of $200,000. In connection with such sales we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The investor represented in writing that the shares were being acquired for investment and, in addition, the certificates representing the shares bear a restrictive securities legend.

On March 7, 2003, we closed a private equity financing with La Jolla Cove Investors, Inc. of San Diego, California. The terms of the financing are summarized below, and a copy of the loan documents is included as an exhibit to our Form 8-K filed with the Securities and Exchange Commission on March 12, 2003.

We entered into a Securities Purchase Agreement with the selling security holder, dated March 5, 2003, as amended on April 16, 2003, pursuant to which we delivered an 8% Convertible Debenture in the amount of $300,000, convertible into a maximum of 4,600,000 shares our common stock, and a Warrant to Purchase Common Stock for a maximum of 2,00,000 shares of our common stock at a price of $1.50 per share. The terms of the 8% Convertible Debenture and Warrant to Purchase Common Stock, as amended, are summarized in this prospectus on pages 10 and 11 in the section entitled "Selling Security Holder" and the subsection entitled "Terms of Convertible Debenture and Warrant." On March 7, 2003, we received $150,000 of the principal amount of the debenture, less Investor's attorney fees of $2,500.

We have agreed not to pay any accrued salaries or shareholder loans that are presently outstanding until after the Convertible Debenture is paid in full, except to the extent that any such accrued salaries or shareholder loans are used to perform obligations under the Put and Call Agreement between Nick VandenBrekel, Mark Mroczkowski and the selling security holder, or unless we can pay them out of the proceeds of any additional financing we might obtain.

We will need additional capital to continue operations during the next twelve months. Our management is undertaking several initiatives to address our liquidity, including the following: (1) continued efforts to increase our revenues from software licenses and other revenue sources; (2) proceeds expected to be received from the convertible debenture and exercise of warrants as described above; (3) continued efforts to obtain additional debt and/or equity financing and; (4) continued efforts to reduce operating costs. Our management believes that these activities will generate sufficient cash flows to sustain our operations during the next twelve months.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

We utilize certain accounting policies and procedures to manage changes that occur in our business environment that may affect accounting estimates made in preparation of our financial statements. These estimates relate primarily to our allowance for doubtful accounts receivable. Our strategy for managing doubtful accounts includes stringent, centralized credit policies and collection procedures for all customer accounts. We utilize a credit risk rating system in order to measure the quality of individual credit transactions. We strive to identify potential problem receivables early, take appropriate collection actions, and maintain adequate reserve levels. Management has determined that the allowance for doubtful accounts is adequate at December 21, 2002.

RECENT  ACCOUNTING  PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 ("FAS 143"), Accounting for Asset Retirement Obligations, effective for the fiscal years beginning after June 15, 2002. This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. FAS 143 also requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. We do not expect SFAS 143 to have a material impact on our financial condition and results of operations.

In July 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which is effective January 1,
2003. SFAS 146 provides than an exit cost liability should not always be recorded at the date of an entity's commitment to an exit plan, but instead should be recorded when the obligation is incurred. An entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. We do not expect SFAS 146 to have a material impact on our financial condition and results of operations.

                            DESCRIPTION OF PROPERTY
                            -----------------------

Our corporate headquarters are located at 300 Sunport Lane, Orlando, Florida 32809. On July 1, 2001, the Brekel Group, Inc., prior to its acquisition by Sequiam, entered into a lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011. Effective July 1, 2002, Sequiam entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. Pursuant to the lease agreement, we make monthly base rent payments including common area maintenance charges of $9,633, with annual increases of approximately 3% per year beginning in July 2004. As part of the lease forbearance agreement, we executed a note payable to the landlord to reimburse them for lost rents on the 50,000 square feet relinquished to them through June 30, 2004; less rents and principal payments received from us; less 75% of any rents received from replacement tenants; plus any leasing commissions or tenant build out costs required for replacement tenants. The note also includes amounts previously owed by Brekel to the landlord for tenant improvements. The outstanding balance on the note of $680,540 as of December 31, 2002 represents $282,560 of deferred rent and $397,980 of tenant improvements. Payments on the note commence July 1, 2004 through June 1, 2010 with interest at 6%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

On February 1, 2002, we borrowed $50,000 from Mark Mroczkowski, our Chief Financial Officer and Director. Interest is payable at 6%. As of December 31, 2002, the balance due under this loan was $50,000 together with accrued interest of $2,750.

We borrowed money from Nicholas VandenBrekel, our President and Chief Executive Officer and one of our Directors, under a series of demand notes. As of December 31, 2002, we owed approximately $670,450 to Mr. VandenBrekel on these notes, including accrued interest of approximately $5,324. The term notes bear interest at 2% per annum and are due on demand.

We have employment agreements with Mr. VandenBrekel and Mr. Mroczkowski as described below on page 31, in the section entitled "Executive Compensation."

We hired Mr. L. Alan McGinn as the CTO of Sequiam Software, Inc. pursuant to an Employment Agreement as described below on page 31, in the section entitled "Executive Compensation."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

(a) On September 11, 2001, our Form SB-2 became effective, and our stock has been quoted on the NASD OTC Bulletin Board since February 8, 2002, and is currently traded under the symbol SQUM. The table below sets forth the OTC market quotations, which reflect inter-dealer prices, retail mark-up, markdown or commission and may not necessarily represent actual transactions.

                             Market Prices
            2002             High      Low
            --------------  -------  -------
            First quarter   $  3.70  $  2.00
            Second quarter     3.25     0.66
            Third quarter      2.01     0.85
            Fourth quarter     1.87     0.90

Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o a toll-free telephone number for inquiries on disciplinary actions; definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

     o such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the  bid  and  offer  quotations  for  the  penny  stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

(b) There are approximately 130 holders of record of our common stock. That does not account for the number of beneficial holders whose stock is held in the name of broker-dealers or banks.

(c) We have not paid and, in the foreseeable future, we do not intend to pay any dividends. There are no restrictions that limit the ability to pay dividends on common equity and none that are likely to do so in the future.

(d) There are no securities authorized for issuance under equity compensation plans. We are committed to adopting a qualified employee stock option plan for our employees by June 30, 2003. We are obligated to issue stock options or to pay an equivalent cash bonus to Alan McGinn, our Chief Technology Officer, even if we do not adopt such a plan by June 30, 2003.

                             EXECUTIVE COMPENSATION
                             ----------------------

The following table sets forth all cash compensation paid or accrued by Sequiam, as well as certain other compensation, paid or accrued, during each of Sequiam's last two fiscal years to the Chief Executive Officer and to the other executive officers whose total annual salary and bonus paid or accrued exceeded $100,000. Directors who are also employees receive no compensation for serving on the Board of Directors.

---------------------------------------------------------------------------------
                                              Annual   Long Term      All Other
Name and Position       Year  Annual Salary   Bonus   Compensation  Compensation
---------------------------------------------------------------------------------
Nicholas VandenBrekel,  2001  $      137,500     -0-           -0-  $       8,400
President, CEO,               $      158,750
Chairman                2002                     -0-           -0-  $      14,400
---------------------------------------------------------------------------------
Mark Mroczkowski,       2001  $      137,500     -0-           -0-  $       7,200
Senior Vice President,        $      156,250
CFO                     2002                     -0-           -0-  $       8,000
---------------------------------------------------------------------------------

None of the annual salary amounts shown above were paid in 2001 or 2002 and remain accrued at December 31, 2002.

On October 1, 2002, Mr. VandenBrekel and Mr. Mroczkowski entered into amended and restated employment agreements with Sequiam Corporation and its subsidiaries. The amended agreements replace separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000 respectively, and allow for bonuses in cash, stock or stock options and participation in our benefit plans. Full time employment is a requirement of the contract. In the event that a change in control of any related company occurs without the prior approval of our then existing Board of Directors, then these contracts will be deemed terminated and we will owe termination compensation to each employee consisting of a $5 million lump sum cash payment plus five annual payments of $1 million, each.

Mr. Alan McGinn was hired as the CTO of Sequiam Software, Inc., pursuant to an employment agreement dated as of December 1, 2002. Mr. McGinn did not begin to earn compensation until March 1, 2003. Pursuant to our agreement with Mr. McGinn, he will earn a base salary of $75,000, and we are obligated to adopt a qualified stock option plan for our senior executive officers that will include the following stock options to Mr. McGinn: 500,000 shares of our common stock, to be vested one-third (1/3) at the end of twelve (12) months, and one-third (1/3) at the end of each subsequent twelve-month period. Each option will expire five (5) years after we adopt the plan. The option price per share will equal the average closing trading price per share for the ten (10) day trading period immediately preceding the granting of the options. If we do not adopt a qualified stock option plan by June 30, 2003, the employee may elect to participate in a plan adopted after June 30, 2003, or, receive a cash compensation payment intended to similarly compensate Mr. McGinn as if the stock option plan had been adopted.

                              FINANCIAL STATEMENTS
                              --------------------

Our financial statements are included below.

Effective July 19, 2002, we acquired Brekel Group, Inc. and included the audited financial statements of Brekel Group, Inc. and pro forma financial information on Form 8-K/A filed with the Securities and Exchange Commission on February 20, 2003. The separate financial statements of Brekel Group, Inc and pro forma financial information are not included in this Registration Statement since our consolidated balance sheet included below, is for a date subsequent to our acquisition of Brekel Group, Inc. and the operations of Brekel Group, Inc. were discontinued prior to our acquisition and, therefore, are not relevant to our ongoing business.

                      Sequiam Corporation and Subsidiaries

                        Consolidated Financial Statements

                  For the year ended December 31, 2002 and the period from inception (January 23, 2001) through December 31, 2001



                                    CONTENTS


Report of Independent Certified Public Accountants. . . . . . . . . . . . F-2

Consolidated Financial Statements:
Balance Sheets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3
Statements of Operations. . . . . . . . . . . . . . . . . . . . . . . . . F-4
Statements of Shareholders' Deficit . . . . . . . . . . . . . . . . . . . F-5
Statements of Cash Flows. . . . . . . . . . . . . . . . . . . . . . . . . F-6
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . F-7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
Sequiam Corporation

We have audited the accompanying consolidated balance sheets of Sequiam Corporation (formerly known as Wedge Net Experts, Inc.) and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 2002 and the period from January 23, 2001 (date of inception) through December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sequiam Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002 and for the period from January 23, 2001 (date of inception) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/ Gallogly, Fernandez & Riley, LLP
Orlando, Florida
February 21, 2003, except for Note 8 as to which the date is April 16, 2003

                            Sequiam Corporation and Subsidiaries

                                Consolidated Balance Sheets


                                                                         December 31,
                                                                   ------------------------
                                                                       2002         2001
                                                                   ------------  ----------
ASSETS:
Current assets
  Cash                                                             $    85,922   $       -
  Receivables, net of allowance for bad debts of $5,000 and $0          41,141           -
  Equipment held for sale                                              177,080           -
                                                                   ------------------------
Total current assets                                                   304,143           -
                                                                   ------------------------

Property and equipment, net                                          1,375,398      69,796
Software development costs                                             131,939      80,234
Acquired software                                                      288,000           -
Deposits and other assets                                                7,800           -
                                                                   ------------------------
Total assets                                                       $ 2,107,280   $ 150,030
                                                                   ========================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Amount due for acquisition                                       $   288,457   $       -
  Accounts payable                                                     646,331           -
  Accrued expenses                                                      64,783           -
  Loans from shareholders                                              795,450     627,718
  Accrued shareholders' salaries                                       854,792     253,000
                                                                   ------------------------
Total current liabilities                                            2,649,813     880,718
                                                                   ------------------------
Long-term debt                                                         680,540           -
                                                                   ------------------------
Total liabilities                                                    3,330,353     880,718
                                                                   ------------------------

Commitments and contingencies

Shareholders' deficit:
  Preferred shares, par value $.001;
    50,000,000 shares authorized; none issued                                -    --------
  Common shares, par value $.001;
    100,000,000 shares authorized; 35,462,609
    and 24,233,000 shares issued and outstanding                        35,463      24,233
  Additional paid-in capital                                           935,677           -
  Stock subscriptions receivable                                             -      (2,000)
  Accumulated deficit                                               (2,194,213)   (752,921)
                                                                   ------------------------
Total shareholders' deficit                                         (1,223,073)   (730,688)
                                                                   ------------------------
Total liabilities and shareholders' deficit                        $ 2,107,280   $ 150,030
                                                                   ========================


See accompanying notes to consolidated financial statements

                            Sequiam Corporation and Subsidiaries

                           Consolidated Statements of Operations



                                                                             Period from
                                                                              inception
                                                                            (January 23,
                                                             Year ended     2001) through
                                                            December 31,    December 31,
                                                                2002            2001
                                                           --------------  ---------------
Net sales                                                  $     358,470   $            -

Costs and expenses:
  Selling, general and administrative                          1,339,503          511,969
  Software and web development costs                             294,823          205,831
  Depreciation                                                   132,718           11,696
                                                           -------------------------------
                                                               1,767,044          729,496
                                                           -------------------------------
Loss from operations                                          (1,408,574)        (729,496)

Loss on sale of equipment                                        (10,977)               -
Interest expense                                                 (21,741)          (1,192)
                                                           -------------------------------
Net loss                                                   $  (1,441,292)  $     (730,688)
                                                           ===============================

Net loss per common share:
  Basic and diluted                                        $       (0.05)  $        (0.04)

Shares used in computation of net loss per common share -
  Basic and diluted                                           29,350,902       20,000,000


See accompanying notes to consolidated financial statements

                                         Sequiam Corporation and Subsidiaries

                                    Consolidated Statements of Shareholders' Deficit
                                          Year Ended December 31, 2002 and the
                           Period from inception (January 23, 2001) through December 31, 2001



                                         Common Shares
                                     ----------------------
                                                              Additional        Stock
                                        Shares       Par        Paid-in      Subscription    Accumulated
                                     Outstanding    Value       Capital       Receivable       Deficit         Total
                                     -----------------------------------------------------------------------------------
Balance at December 31, 2001,
as previously reported                 4,733,000   $ 4,733   $    123,007   $           -   $   (127,740)  $          -
Recapitalization                      19,500,000    19,500       (123,007)         (2,000)      (625,181)      (730,688)
                                     -----------------------------------------------------------------------------------
Balance at December 31, 2001,
as restated                           24,233,000    24,233              -          (2,000)      (752,921)      (730,688)
Correction of shares
for recapitalization                      17,000        17            (17)              -              -              -
Payment of stock Subscription
receivable                                     -         -              -           2,000              -          2,000
Common stock issued for acquisition
of Brekel on July 19, 2002            12,153,261    12,153     13,563,040               -              -     13,575,193
Constructive dividend to Brekel
shareholders                                   -         -    (12,686,635)              -              -    (12,686,635)
Repurchase and retirement of shares   (1,000,000)   (1,000)             -               -              -         (1,000)
Common stock issued for services          59,348        60         59,289               -              -         59,349
Net loss                                       -         -              -               -     (1,441,292)    (1,441,292)
                                     -----------------------------------------------------------------------------------
Balance at December 31, 2002          35,462,609   $35,463   $    935,677   $           -   $ (2,194,213)  $ (1,223,073)
                                     ===================================================================================


See accompanying notes to consolidated financial statements

                       Sequiam Corporation and Subsidiaries

                       Consolidated Statements of Cash Flows


                                                                     Period from
                                                                      inception
                                                                    (January 23,
                                                     Year ended     2001) through
                                                    December 31,    December 31,
                                                        2002            2001
                                                   --------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                           $  (1,441,292)  $     (730,688)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation                                             132,718           11,696
Operating disbursements paid by related party             89,440          465,992
Issuance of common stock in exchange for services         59,349                -
Issuance of note payable for rents                       282,560                -
Loss on sale of assets                                    10,977                -
Provision for bad debts                                    5,000                -
Decrease in accounts receivable                           67,308                -
Decrease in other assets                                   2,625                -
Increase in accounts payable                             100,990                -
Increase in accrued shareholders salaries                601,792          253,000
Decrease in other accrued expenses                      (189,678)               -
                                                   -------------------------------
Net cash used for operating activities                  (278,211)               -
                                                   -------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Equipment purchases                                      (11,005)               -
Proceeds from sale of equipment                          103,351                -
Payment for acquisition                                  (11,543)               -
Software development costs capitalized                   (51,705)               -
                                                   -------------------------------
Net cash provided by investing activities                 29,098                -
                                                   -------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder loans                          669,500                -
Payments on shareholder loans                           (321,000)               -
Payment of stock subscription receivable                   2,000                -
Repayment of notes payable                               (14,465)               -
Repurchase common shares                                  (1,000)
                                                   -------------------------------
Net cash provided by financing activities                335,035                -
                                                   -------------------------------
Increase in cash                                          85,922                -
Cash, beginning of period                                      -                -
                                                   -------------------------------
Cash, end of period                                $      85,922   $            -
                                                   ===============================


See accompanying notes to consolidated financial statements

                      Sequiam Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

                 For the years ended December 31, 2002 and 2001


1.   SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization  and  Nature  of  Business

Sequiam Corporation ("Sequiam" or the "Company") through its wholly owned subsidiaries, Sequiam Software, Inc. and Sequiam Communications, Inc., develops, markets, and supports a portfolio of Internet and print enterprise-wide software products that enable users to acquire, manage, personalize, and present information. In addition, the Company provides application service provider ("ASP") hosting of Internet-enabled solutions, Internet service provider ("ISP") including Internet access and hosting, consulting, application integration, and custom web development and software development services. ASP and ISP hosting is performed using the Company's software and facilities to provide processing, print, mail, archival, and Internet delivery of documents for customers who outsource this activity.

Effective April 1, 2002, Sequiam Corporation (f/k/a Wedge Net Experts, Inc.), through its wholly owned subsidiary, Sequiam Acquisitions, Inc., merged with Sequiam, Inc. and Sequiam Acquisitions, Inc. survived the merger. Sequiam
Acquisitions, Inc. changed its name to Sequiam Software, Inc. on May 1, 2002. Pursuant to the merger agreement, Sequiam Corporation issued 20,000,000 shares of common stock in exchange for all of the outstanding shares of common stock of the Company, consisting of 20,000,000 shares. Additionally, pursuant to the merger agreement, 500,000 shares of Sequiam Corporation's common stock were returned to treasury and cancelled. As a result, the former shareholders of the Company obtained 82.53% of the voting rights of Sequiam Corporation. The transaction was accounted for as a recapitalization of Sequiam Corporation and the results of operations and cash flows presented herein prior to the merger are those of Sequiam, Inc. Sequiam, Inc. was incorporated in Delaware on January 23, 2001 (date of inception) to research, develop, produce and market a document management software product.

Since inception, the Company's primary activities have consisted of research and development, and software production activities. Accordingly, the Company had not generated any significant revenues, and the Company was considered a development stage company at December 31, 2001. During 2002, the Company acquired the Brekel Group, Inc. and Access Orlando and began offering web development, Internet and web hosting and custom software development, while continuing its software development activities.

Going Concern and Managements' Plan

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Sequiam has accumulated significant operating losses, a working capital deficit and produced minimal revenues since inception. Subsequent to December 31, 2002 and as further described in Note 8, the Company obtained financing from La Jolla Cove Investors, Inc. (the "Investor") as well as additional financing from the sale of its common stock. In addition, the Company has begun to generate revenues on a consistent basis.

With the proceeds expected to be received from the Investor, the Company will fund continuing product development and the marketing of the products developed by the Company. The company will also actively seek new acquisitions of proven products and technologies. Management plans to continue to seek additional financing in the form of a private placement of common and preferred stock, debt or some combination thereof to supplement its financing arrangement with the Investor.

With the proceeds from the financings described above along with the expected increase in revenues from the sale of the Company's existing products and services, the Company believes there will be sufficient working capital during the next 12 months to support operations during that period. The Company's ability to continue as a going concern remains dependent upon its ability to meet the requirements of its financing agreement with the Investor and execute its business plan.

Merger with Brekel Group, Inc.

Effective July 19, 2002 ("date of acquisition"), Sequiam Corporation acquired 94.54% of the issued and outstanding shares of Brekel Group, Inc., a Delaware corporation ("Brekel"), in exchange for 11,522,263 shares of Sequiam Corporation common stock, pursuant to a Stock Exchange Agreement and Plan of Organization, dated June 17, 2002 (the "Agreement"). The shares exchanged were at an exchange rate of 1:1. In connection with the merger, the majority shareholder of Brekel returned 9,500,000 shares leaving 12,229,594 common shares of Brekel outstanding before the exchange with Sequiam Corporation. Sequiam Corporation acquired 630,998 or 4.84% of the remaining issued and outstanding common shares of Brekel on December 16, 2002 for a total of 12,153,261 shares or 99.38% of Brekel's issued and outstanding common shares. The acquisition of Brekel was accounted for as a purchase and the results of operations of Brekel are included in the accompanying financial statements since the date of acquisition. The excess of the purchase price ($13,575,193) over the estimated fair value of the net assets acquired ($888,558) of $12,686,635 was accounted for as a constructive dividend to the Brekel shareholders. Goodwill was not recognized on the transaction because Sequiam and Brekel were under common control. The purchase was determined based on the 12,153,261 shares issued times $1.12, the average closing stock price of Sequiam Corporation common stock on and around June 17, 2002, the date the agreement was signed and agreed to by the majority shareholders. Under the terms of the agreement, Sequiam repurchased and retired one million of its common shares from Brekel at par value.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.


Current and other assets                                        $  520,032
Equipment held for disposal                                        268,456
Equipment under capital leases held for disposal                 1,656,009
Property and equipment                                           1,643,962
                                                                ----------
Total assets acquired                                            4,088,459
                                                                ----------
Current liabilities                                              2,869,583
Long-term debt                                                     330,318
                                                                ----------
Total liabilities assumed                                        3,199,901
                                                                ----------
Net assets acquired                                             $  888,558
                                                                ==========

Sequiam acquired Brekel for its expertise in digital on-demand publishing and printing and the innovations that it brings to our document management Internet remote print and print on-demand software applications. Sequiam also acquired Brekel for its contract with the World Olympians Association ("WOA") and its Internet and ExtraNet expertise and product development gained from that project. On November 14, 2002 Sequiam changed Brekel's name to Sequiam Communications, Inc. to better represent its role within the Sequiam group.

Brekel had ceased its print on-demand manufacturing operation that it conducted under the trade name QuestPrint prior to its acquisition by Sequiam Corporation. As a result $1,885,936 of equipment was returned to the manufacturer on August 1, 2002 and the related capital leases of $1,656,009 were written off. The loss on the return of this equipment to the lessor of $229,927 reduced equipment under capital leases held for disposal in the Brekel acquisition.

Acquisition of the Assets of Access Orlando

Effective November 1, 2002 Sequiam Software, Inc., acquired all of the assets of W.M.W. Communication, Inc., doing business as Access Orlando. The purchase price of $300,000 is to be paid $150,000 in cash and $150,000 in Sequiam common shares valued at the date of closing, of February 13, 2003. The cash was paid $55,000 on or before closing ($11,542 prior to December 31, 2002) and installments of $45,000 and $50,000 are due fifteen and ninety days after the February 13, 2003 closing date. At December 31, 2002, $288,457 was due to Access Orlando in connection with this acquisition and was recorded as a current liability in the accompanying balance sheet. The acquisition was accounted for as a purchase and the purchase price was allocated $12,000 to computer equipment and $288,000 to the software products Internet Remote Print (IRP) and Internet Remote Print Duplicator ("IRPlicator"). IRP is a software product that allows computer users to print remotely to any printer via the Internet.

Sequiam acquired Access Orlando because IRP is highly complementary to our document management software and we are in the process of integrating the two products. Like Sequiam, Access Orlando was engaged in software development, website development, Internet hosting and collocation services, and is also an Internet service provider (ISP).

Principles  of  Consolidation

The consolidated financial statements include the accounts of Sequiam Corporation and its subsidiaries. All intercompany transactions and accounts have been eliminated.

Allowance  for  Doubtful  Accounts

We record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible. We also record additional allowance based on certain percentages of our aged receivables, which are determined based on historical experience and our assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to our allowance may be required. We have a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer's credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material affect on our results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Property  and  Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Expenditures for maintenance and repairs are charged to expense as incurred.

Software  Development  Costs

Costs incurred to establish technological feasibility of computer software products are research and development costs and are charged to expense as incurred. Costs of producing product masters subsequent to technological feasibility are capitalized. Capitalization of computer software costs ceases when the product is available for general release to the customers. Capitalized software costs are amortized using the straight-line method over the estimated useful life of the products or the gross revenue ratio method, whichever results in the greater amount of amortization. No amortization was recorded for the period from inception (January 23, 2001) through December 31, 2002 as no software had yet been released to customers and no revenue had been earned.

Acquired  Software

In connection with the acquisition of Access Orlando, the Company acquired Internet Remote Print software that was assigned a value of $288,000 representing the excess of the purchase price over the fair value of the tangible assets acquired. The acquired software is being amortized over its expected useful life of five years.

Revenue  Recognition

The Company derives revenues from four sources: (i) the sale and licensing of our software products; (ii) consulting, custom software services and web development services; (iii) maintenance agreements in connection with the sale and licensing of software products; and (iv) Internet access and web hosting services. As of December 31, 2002, the Company has not yet generated revenues from the sale or licensing of software products. Software license revenue will be recognized when all of the following criteria have been met: there is an executed license agreement, software has been delivered to the customer, the license fee is fixed and payable within twelve months, collection is deemed probable and product returns are deemed reasonably estimable. Revenues related to multiple element arrangements will be allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance and professional services. Fair value will be determined based on vendor specific objective evidence. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Consulting, custom software and web development services are recognized when services are performed. Internet access and web hosting services are recognized over the period the services are provided, typically month-to-month. Cash received from the customers in advance of amounts earned will be deferred and recorded as a liability.

Income  Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net  Loss  Per  Common  Share

Basic income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted income (loss) per common share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options, adjusted for the assumed repurchase of the Company's common stock, at the average market price, from the exercise proceeds and also may include incremental shares issuable in connection with convertible securities. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. As of December 31, 2002, the Company had no potentially dilutive common shares.

Fair  Value  of  Financial  Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, trade receivables, accounts payable, accrued expenses and loans from shareholders. The fair value of the Company's long-term debt is established based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

Use  of  Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain reclassifications have been made to the 2001 financial statements to conform with the 2002 presentation.

Recent  Accounting  Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 ("FAS 143"), Accounting for Asset Retirement Obligations, effective for the fiscal years beginning after June 15, 2002. This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. FAS 143 also requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Company does not expect SFAS 143 to have a material impact on its financial condition and results of operations.

In July 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which is effective January 1,
2003. SFAS 146 provides than an exit cost liability should not always be recorded at the date of an entity's commitment to an exit plan, but instead should be recorded when the obligation is incurred. An entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. The Company does not expect SFAS 146 to have a material impact on its financial condition and results of operations.

2.  PROPERTY  AND  EQUIPMENT

Property and equipment consist of the following at December 31:

                                          2002       2001
                                       ----------  ---------
        Leasehold improvements         $1,126,769  $      -
        Office furniture and fixtures     395,398    40,748
        Computer equipment                127,294    21,112
        Purchased software                192,213    19,632
                                       ---------------------
                                        1,841,674    81,492
        Less accumulated depreciation     466,276   (11,696)
                                       ---------------------
                                       $1,375,398  $ 69,796
                                       =====================


3.   LOANS  FROM  SHAREHOLDERS

On February 1, 2002, Mark Mroczkowski, the Chief Financial Officer and a shareholder of the Company, loaned Sequiam Communications, Inc. (formerly Brekel Group, Inc.) $50,000. Interest is payable at 6%. As of December 31, 2002, the balance due under this loan was $50,000 together with accrued interest of $2,750.

Nicholas VandenBrekel, the President and Chief Executive Officer of Sequiam and shareholder of the Company, has advanced money to Sequiam Corporation and Sequiam Software, Inc. under demand notes. At December 31, 2002, Sequiam owed approximately $670,450 on these notes, including accrued interest of approximately $5,324. The term notes bear interest at 2% per annum and are due on demand.

A shareholder not employed by the Company advanced $75,000 to the Brekel Group, Inc. on March 1, 2002. The terms of the demand note include interest payable at 6% and a right to convert the note at $1.00 per share. Accrued interest at December 31, 2002 was $3,750.

Included in accounts payable and accrued expenses at December 31, 2002 are un-reimbursed business expenses of $26,084 and $17,826 owed to Nicholas
VandenBrekel  and  Mark  Mroczkowski,  respectively.

From the date of inception (January 23, 2001) through April 30, 2002, The Brekel Group, Inc., made short-term advances to the Company through the payment of all of the Company's operating and investing expenses. There were no specified repayment terms and the advances were non-interest bearing. As of December 31, 2001, amounts due to Brekel amounted to $627,718. All amounts due to Brekel were eliminated upon the Company's acquisition of Brekel effective July 19, 2002 (see Note 1).

4.   INCOME  TAXES

We have estimated net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $9,057,000 at December 31, 2002. These net operating losses can be carried forward and applied against future taxable income, if any, and expire in the years 2020 through 2022. However, as a result of certain acquisitions, the use of these NOLs may be limited under the provisions of section 382 of the Internal Revenue Code. Treasury Regulation 1.1502-21 regarding separate return limitation years may further limit these NOLs.

The following is a reconciliation of income taxes at the federal statutory rate of 34% to the provision for income taxes as reported in the accompanying consolidated statement of operations:

                                                                              Period from
                                                                               Inception
                                                                             (January 23,
                                                              Year ended     2001) through
                                                             December 31,    December 31,
                                                                 2002            2001
                                                            --------------  ---------------
Income tax benefit computed at the federal statutory rate   $    (490,100)  $     (248,500)
Deferred tax asset acquired                                    (2,631,600)               -
State income tax benefit, net of federal benefit                 (333,200)         (26,500)
Increase in valuation allowance                                 3,454,900          275,000
                                                            -------------------------------
Income tax expense (benefit)                                $           -   $            -
                                                            ===============================

The components of the deferred income tax asset and liability are as follows at December 31,

Deferred tax assets:                                            2002         2001
                                                            ------------  ----------
Accrued shareholder salaries                                $   321,700   $  95,300
Net operating loss carryforward                               3,408,200     179,700
Valuation allowance                                          (3,729,900)   (275,000)
                                                            ------------------------
Net deferred tax assets                                     $         -   $       -
                                                            ========================

Valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its balance sheets and has established a valuation allowance in the amount of $3,729,900 against its net deferred tax assets at December 31, 2002. The valuation allowance increased $3,454,900 and $275,000 during the year ended December 31, 2002 and period from inception through December 31, 2001, respectively.

5.   LONG-TERM DEBT AND LEASE COMMITMENT

On July 1, 2001, the Brekel Group, Inc., prior to its acquisition by Sequiam, entered into an operating lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011. Effective July 1, 2002, Brekel entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. Pursuant to the forbearance agreement, the Company makes monthly base rent payments including common area maintenance charges of $9,633, with annual increases of approximately 3% per year beginning in July 2004. As part of the lease forbearance agreement, the Company executed a note payable to the landlord to reimburse them for lost rents on the 50,000 square feet relinquished to them through June 30, 2004; less rents and principal payments received from us; less 75% of any rents received from replacement tenants; plus any leasing commissions or tenant build out costs required for replacement tenants. The note also includes amounts previously owed by Brekel to the landlord for tenant improvements. The outstanding balance on the note of $680,540 as of December 31, 2002 represents $282,560 of deferred rent and $397,980 of tenant improvements. Payments on the note commence July 1, 2004 and are amortized through June 1, 2010 with interest at 6%.

Rental expense for the year ended December 31, 2002 was $376,118 and $27,069 for the period from inception through December 31, 2001. The minimum future rentals required under the operating lease and the maturities of the long-term note payable are as follows:

Year                                               Rentals    Maturities
----                                               --------   ----------
2003                                               $115,600  $         0
2004                                                117,334       50,997
2005                                                120,854       99,606
2006                                                124,480      105,749
2007                                                128,214      112,272
Thereafter                                          339,169      311,916
                                                   ---------------------
                                                   $945,651  $   680,540
                                                   =====================

6.   COMMITMENTS  AND  CONTINGENCIES

On October 1, 2002, the Companies Chief Executive Officer and Chief Financial Officer entered into amended and restated employment agreements with Sequiam Corporations and its Subsidiaries. The amended agreements replace separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000 respectively, and allow for bonuses in cash, stock or stock options and participation in Company benefit plans. Full time employment is a requirement of the contract. In the event that a change in control of the Company occurs without the prior approval of the then existing Board of Directors, then these contracts will be deemed terminated and compensation of $5 million is payable at termination and $1 million annually for five years subsequent to termination will be due and payable to each Employee.

The Company is involved in various claims and legal actions incidental to the normal conduct of its business. On or about October 3, 2002, General Electric Capital Corporation ("GE") filed a lawsuit against Brekel Group, Inc. ("Brekel"), in the Circuit Court of the 9th Judicial Circuit in and for Orange County, located in Orlando, Florida. GE claims that Brekel owes a deficiency balance in the amount of $93,833 for three digital copiers rented under a lease agreement. Brekel has returned possession of the copiers to GE, but Brekel disputes the claim for damages. The court has entered no decisions to date. The Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company based upon the value of the equipment returned to GE.

Brekel entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Brekel also entered into a Document Services Agreement ("Agreement") with Xerox Corporation on November 1, 1999 commencing April 1, 2000. During the 63-month term of the Agreement ending June 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, Brekel may terminate the agreement without incurring any early termination charges. Brekel did in March 2001 give proper notice of such termination. On September 3, 2002 Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date. The Company disputes these claims and believes them to be without merit.

A competing web-development company has posted an alternative web site for the WOA, claiming such right was granted to it by the WOA. We are seeking to resolve this conflict with the WOA without resort to litigation. This dispute will not affect our publication of the print magazine "World Olympian," but it has the potential to result in the loss of revenue from the WOA web site. We do not believe the loss of such revenue will have a material, adverse effect on our overall business.

7.   SUPPLEMENTAL  CASH  FLOW  INFORMATION

                                                                                             Period from
                                                                                              inception
                                                                                             (January 23,
                                                                              Year ended    2001) through
                                                                             December 31,    December 31,
                                                                                 2002            2001
                                                                             -------------  --------------
Supplemental cash flow information:
----------------------------------
Cash paid for interest                                                              11,563               -

Non-cash investing and financing activities:
-------------------------------------------
Disbursements paid by related party for operating and investing activities   $      89,440  $      627,718
Subscription receivable for common shares                                                -  $        2,000
Common shares issued for acquisition of Brekel Group, Inc.                   $  13,575,193               -
Net assets acquired from Brekel (see Note 1)                                 $     888,558               -
Return of leased equipment and capital lease obligation                      $   1,656,009               -
Amount due for assets acquired from Access Orlando (see Note 1)              $     288,457               -

8.   SUBSEQUENT  EVENTS

Sequiam  entered  into  a  Securities  Purchase  Agreement  with  La  Jolla Cove
Investors, Inc. (the "Investor"), dated March 5, 2003, pursuant to which the Company delivered to the Investor an 8% Convertible Debenture in the amount of $300,000, convertible into its common stock, and a Warrant to Purchase Common Stock. At closing of this financing on March 7, 2003, the Company received $150,000 of the principal amount of the debenture, less Investor's attorney fees of $2,500.

On April 16, 2003, the terms of the debenture and warrant agreement were amended, as set forth in a letter agreement with the Investor. Under the terms of the amended debenture, provided the "Market Rate" (as defined and determined in accordance with the debenture) is $0.625 or more, the number of common shares into which the debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the "Conversion Price" multiplied by six and two-thirds times the dollar amount of the debenture being converted, and the entire foregoing result shall be divided by the Conversion Price. The "Conversion Price" is defined as the lesser of $1.50 per share or 80% of "Market Value" (as defined and determined in accordance with the debenture)(the "Discount Multiplier"), but the company has the option of prepaying any portion of the debenture prior to conversion if the conversion price is equal to or less than $.625. If the Market Rate is less than $0.625 and the Company does not pre-pay the debenture, then the debenture may only be converted into the number of shares equal to the dollar amount of the debenture being converted divided by the Conversion Price. The Investor may convert a maximum of 10% of the principal into our common stock during any month.

Under the terms of the amended warrant, the Investor received a warrant to purchase 2,000,000 shares of our common stock, at an exercise price of $1.50 per share. The warrant will expire in March 2006. As of the date of filing this report, the Investor had not exercised any portion of the warrant or converted any portion of the debenture, and no shares of common stock have been issued.

Sequiam is obligated to register the sale of the underlying common stock to be issued upon conversion of the debenture and the exercise of the warrant. Upon the effective date of the registration, we will receive the balance of the principal amount of the debenture. Beginning the first full month following the effectiveness of such registration statement, we have the right to cause the Investor to convert at least 5% of the debenture each month and provided our market price is above $0.625, to exercise a portion of the warrant equal to the product of the dollar amount of the debenture being converted multiplied by ten, divided by 1.5 (which will result in the exercise of at least 5% of the related warrant, per month). In the event the Investor breaches the provision to convert at least 5% of the original principal amount of the debenture and exercise the related warrant, the Investor shall not be entitled to collect interest on the debenture for that month. At the time the debenture has been fully converted and the warrant has been fully exercised, the Company will issue additional warrants to the Investor in an amount equal to 6,600,000 minus the number of shares issued to the Investor pursuant to the conversion of the debenture and exercise of the warrants. The additional warrants will have an exercise price of $1.50 per share and will expire three years from the date of issuance.

The Company agrees that it will not pay any accrued salaries or shareholder loans that are presently outstanding until after the Convertible Debenture is paid in full, except to the extent that any such accrued salaries or shareholder loans are used to perform obligations under the Put and Call Agreement between Nick VandenBrekel, Mark Mroczkowski and the Investor or are paid out of the proceeds of additional financing obtained by the Company.

In the event the Registration Statement has not been filed with the SEC by the deadline imposed by the Investor then the Discount Multiplier shall decrease by three percentage points (3%) for each month or partial month occurring after the deadline that the Registration Statement is not filed.

On February 6, 2003, we sold an aggregate of 266,667 shares of our common stock to one accredited investor at a price of $0.75 per share for proceeds of $200,000. In connection with such sales we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The investor represented in writing that the shares were being acquired for investment and, in addition, the certificates representing the shares bear a restrictive securities legend.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
    -------------------------------------------------------------------------
                                   DISCLOSURE
                                   ----------

a) Effective as of June 12, 2002, we terminated the services of our principal independent public accountants, Cordovano and Harvey, P.C., 201 Steele Street, Suite 300, Denver, Colorado 80206 (the "Former Accountant").

i.  We  dismissed  the  Former  Accountant.

ii. No adverse opinion or disclaimer of opinion was made during the past two years by the Former Accountant, and no opinion of the Former Accountant was qualified or modified as to uncertainty, audit scope or accounting principals.

iii.  The  change  in  auditors  was  recommended  by  our  Board  of Directors.

iv. During the two most recent fiscal years and the interim period preceding such dismissal, we are not aware of any disagreements with the Former Accountant on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the Former Accountant, would have caused it to make references to the subject matter of the disagreement(s) in connection with its report.

v. We are not aware of any reportable events that have occurred during the two most recent fiscal years and the interim period preceding the dismissal of the Former Accountant.

b) Effective as of June 12, 2002, we engaged the accounting firm of Gallogly, Fernandez & Riley, LLP, 201 S. Orange Avenue, Suite 950, Orlando, Florida 32801 (the "New Accountant") as our new independent public accountants. We have not consulted with the New Accountant during the two most recent fiscal years ended December 31, 2001 and 2000 or during the subsequent interim reporting period from the last audit date of December 31, 2001, through and including the termination date of June 12, 2002 on either the application of accounting principles or type of opinion the New Accountant might issue on our financial statements.

                             ADDITIONAL INFORMATION
                             ----------------------

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding our Company and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Information in this prospectus concerning the contents of any contract or any other document referred to is not necessarily complete. Reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. All of that information is qualified in all respects by such reference to such exhibit.

We are a reporting company with the Securities and Exchange Commission; as such, we are required to file reports and other information with the Securities and Exchange Commission. This registration statement, complete with any exhibits, as well as those reports and other information when so filed, may be inspected at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. For further information on the operation of the Public Reference Room, please call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. This registration statement, complete with its exhibits, is available on the website of the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

                      DEALER PROSPECTUS DELIVERY OBLIGATION
                      -------------------------------------

Until June 13, 2003, which is 40 days after effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

Our Bylaws include a provision which provides, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability:

     o for any breach of such officer's or director's duty of loyalty to us or our stockholders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification  Agreements.  Our  employment  agreements  with  Mr.  Nicholas
---------------------------
VandenBrekel, Mr. Mark Mroczkowski and Mr. L. Alan McGinn, each contain indemnification obligations pursuant to which we have agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                  -------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holder, except for income taxes or any broker commissions or other similar fees incurred. Our estimated expenses of issuance and distribution are set forth below.

             ----------------------------------------------
             Registration Fees       Approximately  $   299
             Printing and Engraving  Approximately  $   500
             Legal Fees              Approximately  $25,000
             Accounting Fees         Approximately  $ 5,000
             ----------------------------------------------

                    RECENT SALES OF UNREGISTERED SECURITIES
                    ---------------------------------------

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

Common  Stock.  We  have  issued  common  stock  as  disclosed in Item 26 of our
-------------
Amended Registration Statement on Form SB-2/A, filed with the Securities and Exchange Commission on August 6, 2001, which Item 26 of our Amended Registration Statement is hereby incorporated by reference.

Common Stock.  We have issued common stock in connection with the acquisition of
------------
Sequiam, Inc., as disclosed in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 16, 2002, which Current Report is hereby incorporated by reference.

Common  Stock.  We  have  issued 12,153,261 shares of common stock in connection
-------------
with the acquisition of Brekel Group, Inc., the terms of which are more fully described in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2002, which Current Report is hereby incorporated by reference.

Convertible  Debenture  and  Warrant.  We  have  issued  to the selling security
------------------------------------
holder an 8% Convertible Debenture in the principal amount of $300,000, and a related warrant for the purchase of additional shares of common stock equal to 2 million shares of common stock. The original terms of this private placement are set forth in Part II, Item 6 of our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2003, which Form 10-KSB is hereby incorporated by reference, and are set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2003, which Current Report is hereby incorporated by reference. The terms of the private placement were amended on April 16, 2003, and the amendment is summarized in and included as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 17, 2003, which Current Report is hereby incorporated by this reference. To date, we have received only $150,000 of the total principal amount of $300,000 to be disbursed to us by the selling security holder. The selling security holder is obligated to disburse the remaining principal amount of $150,000 upon effectiveness of this registration statement.

Common  Stock.  On  February  6, 2003, we sold an aggregate of 266,667 shares of
-------------
our common stock to one accredited investor at a price of $0.75 per share, for proceeds of $200,000. In connection with such sales we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The investor represented in writing that the shares were being acquired for investment and, in addition, the certificates representing the shares bear a restrictive securities legend.

                                    EXHIBITS
                                    --------

     Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:


Exhibit No.

2.1   Agreement and Plan of Merger.(1)

2.2   Stock Exchange Agreement and Plan of Reorganization.(2)

3.1   Articles of Incorporation (Charter Document).(3)

3.2 Certificate of Amendment to Articles of Incorporation of Wedge Net Experts, Inc., dated April 29, 2002.(4)

3.3   Bylaws.(3)

3.4   Amendment to our Bylaws, dated July 18, 2002.(5)

4.1   8% Convertible Debenture.(6)

4.2   Warrant to Purchase Common Stock.(6)

4.3 Side Letter Agreement between Sequiam Corporation and La Jolla Cove Investors, Inc. regarding Warrant to Purchase Common Stock, dated March 5, 2003.(6)

4.4   Registration Rights Agreement.(6)

4.5 Side Letter Agreement between Sequiam Corporation and La Jolla Cove Investors, Inc., dated April 16, 2003.(9)

5.1   Opinion Re: Legality.

10.1  Lease.(8)

10.2  Lease forbearance agreement.(8)

10.2 Demand Promissory Note made by Sequiam, Inc. (a/k/a Sequiam Software, Inc.) payable to Nicholas H. VandenBrekel, dated June 30, 2002, in the principal amount of $301,000.(7)

10.3 Demand Promissory Note made by Sequiam Software, Inc. payable to Brekel Group, Inc. (a/k/a Sequiam Communications, Inc.), dated June 30, 2002, in the principal amount of $396,158.(7)

10.4  Amended and Restated Employment Agreement - Nicolaas Van den Brekel.(8)

10.5  Amended and Restated Employment Agreement - Mark Mroczkowski.(8)

10.6  Employment Agreement - Nicholas VandenBrekel.(4)

10.7  Employment Agreement - Mark Mroczkowski.(4)

10.8  Employment Agreement - Alan McGinn.(8)

10.9  Put and Call Agreement, dated April 16, 2003.(10)

16.1  Letter on change in certifying accountant.(8)

21.1  Subsidiaries.(8)

23.1  Consent of Auditors.

23.2  Consent of Counsel included in Exhibit 5.1 to this Registration Statement.

1     Included  as  an exhibit to our Current Report on Form 8-K, filed with the
Securities  and  Exchange  Commission  on  April  16,  2002.

2     Included  as  an exhibit to our Current Report on Form 8-K, filed with the
Securities  and  Exchange  Commission  on  August  6,  2002.

3     Included  as  an exhibit to our Registration Statement on Form SB-2, filed with  the  Securities  and  Exchange  Commission  on  September  13,  2000.

4     Included  as an exhibit to our Quarterly Report on Form 10-QSB, filed with the  Securities  and  Exchange  Commission  on  May  20,  2002.

5     Included  as an exhibit to our Quarterly Report on Form 10-QSB, filed with the  Securities  and  Exchange  Commission  on  August  14,  2002.

6     Included  as  an exhibit to our Current Report on Form 8-K, filed with the
Securities  and  Exchange  Commission  on  March  13,  2003.

7     Included  as an exhibit to our Quarterly Report on 10-QSB/A filed with the
Securities  and  Exchange  Commission  on  February  20,  2003.

8     Included as an exhibit to our Annual Report on Form 10-KSB, filed with the
Securities  and  Exchange  Commission  on  March  28,  2003.

9     Included  as  an exhibit to our Current Report on Form 8-K, filed with the
Securities  and  Exchange  Commission  on  April  17,  2003.

10     Included  as  an  exhibit  to our Amended Annual Report on Form 10-KSB/A, filed  with  the  Securities  and  Exchange  Commission  on  April  18,  2003.

                                  UNDERTAKINGS
                                  ------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.   We  hereby  undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Orlando, Florida, on April 2, 2003.

Sequiam  Corporation,
a  California  corporation

By: /s/ Nicholas H. VandenBrekel
--------------------------------
Nicholas H. VandenBrekel
Its:  Chief Executive Officer

By: /s/ Mark Mroczkowski
------------------------
Mark Mroczkowski
Its: Chief Financial Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed on this 23rd of April, 2003, by the following persons in the capacities and on the dates stated:


/s/ Nicholas H. VandenBrekel
----------------------------
Nicholas H. VandenBrekel,
President, Chief Executive Officer, Director


/s/ Mark Mroczkowski
--------------------
Mark Mroczkowski
Senior Vice President, Secretary, Chief Financial Officer, Director